UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 METISCAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	26-3613222 (I.R.S. Employer Identification Number)

12225 Greenville Ave
Suite 700
Dallas, Texas 75243
Telephone: 972-479-8866

(Address and telephone number of principal executive offices)

Frederick M. Mintz, Esq.
488 Madison Avenue
Suite 1100
New York, New York 10022
Telephone: 212-486-2500

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public by the selling stockholders: From time to time after the effective date of this Registration Statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

i

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	X

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered	Proposed offering price per share (1)	Proposed aggregate offering	Amount of registration fee
Common Stock, $.0001 par value per share	954,984,663	$0.0005	$477,492.33	$34.05

1 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

ii

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED August 20, 2010
METISCAN, INC.
954,984,663 Shares
common stock par value $0.0001 per share

This Prospectus relates to 954,984,663 shares of our common stock, par value $.0001 per share, which may be offered for sale or otherwise transferred from time to time by the selling stockholders. We are not selling any of our shares pursuant to this Prospectus.  Accordingly, (1) there is no minimum amount of shares we must sell and (2) no money raised from the sale of our stock will be placed in escrow, trust or any other similar arrangement.  Our securities are more fully described in the section of this Prospectus titled "Description of Securities" on Page 22.

The securities subject to this Prospectus are being registered to permit public secondary trading of the securities offered by the selling stockholders named in this Prospectus.

The selling stockholders may, but are not obligated to, offer all or part of their shares of common stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.  See "Plan of Distribution" on Page 21 of this Prospectus.

Our common stock is currently quoted on the Pink OTC Markets.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE "RISK FACTORS" BEGINNING AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __________ ___, 2010

METISCAN, INC.

TABLE OF CONTENTS

PART I

Prospectus Summary	4
Our Business	4
The Offering	6
Risk Factors	7
Use of Proceeds	17
Rule 144	17
Determination of Offering Price	18
Dilution	18
Selling Security Holders	18
Plan of Distribution	21
Description of Securities	22
Interest of Named Experts and Counsel	25
Description of Business	25
Description of Property	30
Legal Proceedings	31
Market Price of and Dividends on Common Stock	32
Management's Discussion and Analysis of Financial Condition	34
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	39
Quantitative and Qualitative Disclosures About Market Risk	39
Directors, Executive Officers, Promoters and Control Persons	40
Executive Compensation	43
Security Ownership of Certain Beneficial Owners and Management	45
Certain Relationships and Related Transactions	47

PART II

Other Expenses of Issuance and Distribution	50
Indemnification of Directors and Officers	50
Recent Sales of Unregistered Securities	51
Exhibits Schedule	60
Undertaking	61
Signatures	65
Financial Statements	F-1

The information contained in this Prospectus is not complete and is subject to change.  The selling stockholders are not permitted to sell securities until the registration statement, of which this Prospectus is a part, filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only upon the information contained in this Prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide you with information which is different from that contained in this Prospectus.  The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.  The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common stock.

PART I

PROSPECTUS SUMMARY

SUMMARY INFORMATION AND RISK FACTORS.

The following summary contains basic information about us and this offering.  It does not contain all of the information which is important to you in making an investment decision.  You should read this Prospectus summary together with the entire Prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this Prospectus.  Unless otherwise indicated, all information contained in this Prospectus is based upon information as of June 30, 2010.

OUR BUSINESS

Metiscan, Inc. (“we”, “us” or “our”) was originally incorporated on February 27, 1997 pursuant to the laws of the State of Florida, using the name OSCM-One Stop.com, Inc.  On September 25, 2008, pursuant to the consent of the Stockholders and the Board of Directors, we merged into a newly formed wholly-owned subsidiary which had been incorporated pursuant to the laws of the State of Delaware on September 9, 2008, called “Metiscan, Inc.”  We were the surviving entity in such transaction.

During 1999, we provided internet and communication technologies.  As of June 30, 2010, we operated the following subsidiaries:

• FirstView EHR, Inc. (FirstView) – FirstView is our wholly owned subsidiary which provides healthcare information technology (“Healthcare IT”) services for diagnostic imaging facilities, including, but not limited to, web-based electronic healthcare records (EHR), long-term archiving and professional “Healthcare IT” services.

Since 2001 and through its predecessor, FirstView has been providing Software-as-a-Service (SaaS) to its imaging center clients. FirstView helps its clients manage, distribute, interpret and archive digital images efficiently and cost effectively. SaaS, sometimes referred to as “software on demand”, is software which is utilized by clients over the internet and/or is deployed to run behind a firewall on a local area network or personal computer.  With SaaS, a provider licenses an application to customers as a service on demand, either based upon a subscription or on a “pay-as-you-go” basis.  FirstView’s primary product is a web-based radiology information system which interfaces a Radiology Information System (RIS), Teleradiology and a PACS (Picture Archiving and Communication System) for its clients. FirstView also provides information management and IT operations support for diagnostic imaging facilities. FirstView adheres to HL7 and DICOM standards. FirstView was formerly known as Metiscan Managed Services, Inc.

• Schuylkill Open MRI, Inc. (SOMRI) – We own a majority of SOMRI.  A minority of the issued and outstanding shares of SOMRI are owned by a Pennsylvania physician, a former officer of SOMRI and a former consultant of SOMRI.  SOMRI is an independent diagnostic testing facility (IDTF) located in Pottsville, Pennsylvania providing Magnetic Resonance Imaging (MRI) services and which is unaffiliated with any hospital or medical group. SOMRI officially opened for business and began its operations in March, 2003 as an outpatient open MRI facility. SOMRI currently performs exams on the Siemens Concerto OPEN MRI System utilizing Siemens’ Syngo software. In 2008, Schuylkill also added the Siemens Magnetom Vision 1.5T high field closed magnet to its facility. Having both the Siemens Concerto OPEN MRI System and the Siemens Magnetom Vision 1.5T high field closed magnet gives SOMRI flexibility in the studies it can conduct. SOMRI uses FirstView’s Healthcare IT support to host and manage its RIS and PACS systems.  SOMRI offers same day, evening and Saturday appointments to accommodate emergency and non-emergency patient’s schedule needs.

SOMRI participates in most major insurance plans. SOMRI also accepts Medicare, Medicaid, Worker’s Compensation claims, Personal Injury Protection (PIP) and Letters of Protection (LOPs) for participating personal injury attorneys in the area. SOMRI is accredited by the American College of Radiology (ACR).

• Shoreline Employment Services, Inc. (Shoreline) – Shoreline is an employment services company which provides part-time, full time, and contract employees, and provides other human resource related services such as employee benefits and retirement plans such as 401ks to us, our subsidiaries and third parties on an as-needed basis. Shoreline is our wholly owned subsidiary.

• Taptopia, Inc. (Taptopia) – Taptopia is our wholly owned subsidiary which provides technology utilizing Smartphone software to event organizers, convention centers, and their related vendors. Taptopia’s cornerstone product the Digital Show Guide™ (DSG) which was launched in December of 2009, enables attendees and exhibitors to easily navigate event schedules and exhibitor information from their Apple iPhones™, iPod touches™ and iPads™.  Users have the ability to take notes about events or exhibitors directly within the software application, send their contact information and notes immediately to their contacts, utilize pre-event planning tools and stay current with real-time announcements.  The DSG replaces traditional paper show guides and provides event organizers the ability to make last minute changes and additions to the DSG electronically.

Taptopia has filled a design patent application and a trademark application with the United States Patent and Trademark Office (USPTO) to legally protect Taptopia's Digital Show Guide(TM) product.  The design patent application protects the graphical user interface (GUI) and its interactive design elements related to Taptopia's interactive digital maps. The trademark application protects the mobile software product's trade name -- Digital Show Guide(TM). Taptopia is also working on other Smartphone software technologies that may be utilized by event organizers, convention centers, and their related vendors.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to Appcon’s Operating Agreement, each of Taptopia and ConvExx hold a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.  The trade show which Appcon was to organize initially was postponed due to insufficient registrations by trade show participants.

THE OFFERING

Securities Being Registered
We are registering shares of common stock on behalf of thirteen (13) selling stockholders offering up to 954,984,663  shares of common stock.  The aggregate amount of shares we are registering for the selling stockholders is 41.23% of the issued and outstanding shares of our common stock and 19.10% of the total authorized shares of our common stock.  See “Selling Security Holders.”

Plan of Distribution
Up to 954,984,663  shares of common stock may be offered and sold by the selling stockholders independently or through agents or brokers, which may involve block transactions on the over-the-counter market or on other quotation services or exchanges on which the shares are then quoted or listed, pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices or at fixed prices; or by any other legally available means.

Use of Proceeds	We will not receive any cash or other proceeds from the selling security holders’ sales of their respective shares.

Securities Outstanding
We are authorized to issue up to an aggregate of 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock of which 2,316,139,170 common shares and 1,250,118 preferred shares were issued and outstanding as of June 30, 2010.

Risk Factors
An investment in our shares is highly speculative and purchasers may suffer a rapid and substantial loss per common share compared to the purchase price.  We will need additional funding in order to make our operations commercially viable.  No individual should invest in our common shares who cannot afford to risk the loss of his or her entire investment.  See “Risk Factors” on this Page 5 of this Prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information with respect to our business contained in this Prospectus, before purchasing the Shares pursuant to this Prospectus.

RISKS WITH RESPECT TO OUR BUSINESS

THERE IS UNCERTAINTY AS TO OUR ABILITY TO REMAIN A GOING CONCERN.

As of June 30, 2010, we had an accumulated deficit of $1,770,664, had available cash of $138,397 and had current liabilities of $4,458,945. For the near future, it is likely that we will incur operating expenses without sufficient revenues to cover these expenses. We are likely to have a continually increasing net operating loss until we successfully increase our customer base and level our selling, general and administrative expenses. We cannot guarantee that we will be able to increase our customer base and revenues to the extent necessary to generate sufficient revenue to cover our operating expenses.  We expect negative cash flow from operations to continue, at least for the foreseeable future, as we continue to develop our businesses. If cash generated by operations is insufficient to satisfy our liquidity requirements, we may be required to sell debt or additional equity securities. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Further, there can be no assurance that we will be able to successfully sell our securities in order to obtain additional capital.

WE ARE SUBJECT TO CHANGES IN HEALTHCARE LAWS.

Each time the United States government amends existing, or introduces new, healthcare laws, FirstView and/or SOMRI could be faced with lower profit margins and/or the need to change the services offered by FirstView and/or SOMRI.  The U.S. government has undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals.  The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures.  By way of example, the Deficit Reduction Act of 2006, (the “DRA”) drastically reduced the amount of revenue the clients of SOMRI were able to generate from each scan through Medicare, which caused us to reduce SOMRI’s fees to its clients and lower its profit margins.  If the United States government makes further changes in healthcare laws which lower government reimbursement of scans, we will again be forced to reduce our fees and lower our profit margins.

IF WE FAIL TO COMPLY WITH THE EXTENSIVE HEALTHCARE LAWS AND GOVERNMENT REGULATIONS APPLICABLE TO US, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SUBSTANTIAL CHANGES TO OUR OPERATIONS.

The healthcare industry is highly regulated. SOMRI is required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

• Licensure and certification of healthcare facilities;
• Professional regulation of Physicians;
• Patient health and safety;
• Reimbursement for healthcare services;
• Availability of patient medical records;
• Patient referrals; and
• False claims.

Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, could cause us to incur additional costs and could restrict our operations. Many healthcare laws are complex, and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information services that we provide. However, these laws and regulations may nonetheless be applied to our products and services. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses. Some of the risks we face from healthcare regulation are as follows:

•
Anti-kickback Laws. There are federal and state laws that govern patient referrals, physician financial relationships and inducements to healthcare providers and patients. The federal healthcare programs’ anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states also have similar anti-kickback laws which are not necessarily limited to items or services for which payment is made by a federal healthcare program. These laws are applicable to manufacturers and distributors and, therefore, may restrict how we and some of our customers market products to healthcare providers, including e-details. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business and could have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our practices could result in adverse publicity and be costly for us to respond to.

•
Medical Professional Regulation.  The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine. If a state determines that some portion of our business violates these laws, it may seek to have us discontinue those portions or subject us to penalties or licensure requirements. Any determination that we are a healthcare provider and have acted improperly as a healthcare provider may result in liability to us.

If SOMRI violates these laws, SOMRI and/or our officers and directors could be subject to: (1) criminal penalties such as imprisonment and fines: (2) civil penalties, including monetary penalties and the loss of our license to operate our diagnostic imaging facilities: and (3) exclusion or suspension from participating in governmental healthcare programs such as Medicare and Medicaid.

REDUCTION OR CHANGES IN REIMBURSEMENT FROM GOVERNMENT OR THIRD-PARTY PAYORS COULD ADVERSELY AFFECT OUR OPPERATING RESULTS.

We are dependent on government and third-party sources for services provided to patients. A number of factors affect the amounts we receive for our services, including, but not limited to, whether or not we are a participating provider, negotiated discounts, fee schedules or capitation payment arrangements, cost containment and utilization decisions of third-party payors, Medicare and Medicaid regulations and reimbursement policies, and other market and cost factors.  We have little or no control over any of the foregoing.

COMPETITION COULD SUBSTANTIALLY IMPAIR OUR BUSINESS AND OUR OPERATING RESULTS.

Competition in each of our businesses is intense.  We are engaging in businesses similar to several other major corporations.  Most of the financial and technical resources, name recognition, market access, commercial and governmental connections, and research and development capabilities of the competitors of each of our businesses far exceed ours.  Due to the limited size and resources of each of our businesses, it is doubtful we will be in direct competition with these companies; however, it will be difficult for our technology and products to gain market access, and if we did develop a successful technology or product, one or more of these companies may develop a similar or superior technology or product within a short time.

FIRSTVIEW AND SOMRI ARE SUBJECT TO SIGNIFICANT COMPETITION IN THE HEALTHCARE INDUSTRY.

SOMRI competes with a single hospital which provides MRI services in our market area. This hospital may have competitive advantageous which may affect our patient flow. There can be no assurance that this competition, or other competition which we may encounter in the future, will not adversely affect the business, financial condition, results of operation or cash flows of SOMRI.

The market for RIS/PACS software providers such as FirstView is highly competitive and rapidly changing. Since the introduction of electronic data imaging, the number of RIS/PACS software companies competing has dramatically increased and our management expects the competition to intensify. Currently, there are several large and well-capitalized companies and numerous smaller and midsize companies providing and attempting to provide RIS/PACS software solutions.

Our management believes that the primary competitive factors in providing our products are price, quality of service, availability of customer support, reliability, technical expertise and experience. Our success in this market will depend heavily upon our ability to provide a high quality product, high volume and exceptional customer support all at a reasonable price. Other factors which will affect our success include our ability to effectively market our services.

WE ARE DEPENDENT UPON KEY PERSONNEL AND ATTRACTING AND RETAINING HIGHLY SKILLED PERSONNEL.

We believe our future success will also depend largely upon our ability to attract and retain highly skilled management, technical engineers, sales and marketing, finance and technical personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly technical engineers and sales personnel, could have a material adverse effect upon our business, results of operations and financial condition.

WE DO NOT HAVE EMPLOYMENT CONTRACTS WITH OUR KEY EMPLOYEES.

We do not currently have any employee contracts with any employees. However, we do have key employees who are instrumental to our business and would be difficult to replace. Currently, there are no plans to enter into employment agreements with these employees; however, we may change this policy in the future. There can be no assurance that these employees will accept agreements if we were to offer agreements to them.

SOMRI IS DEPENDENT UPON RELATIONSHIPS WITH PHYSICIANS IN PENNSYLVANIA AND WE WILL BE DEPENDENT UPON SUCH RELATIONSHIPS WITH PHYSICIANS IN OTHER STATES IF WE EXPAND OUR DIAGNOSTIC IMAGING BUSINESS.

SOMRI depends upon physicians referring patients to our diagnostic imaging facility and the strength of our relationship with these physicians. Each physician who refers patients to us may also refer patients to other competitive facilities in Pennsylvania. If our business expands into other states, each physician who refers patients to us may also refer patients to other competitive facilities in those states.  Area physicians are not required to use the services at our diagnostic facility as opposed to one of our competitors. SOMRI could be adversely affected if a significant number of key physicians or a group of physicians terminated their relationship with, or reduced their use of, our diagnostic imaging facility.

FIRSTVIEW’S WEB-BASED RADIOLOGY INFORMATION SYSTEM IS LICENSED FROM A THIRD-PARTY AND THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO MAINTAIN OUR SOFTWARE LICENSE OR THAT IT WILL BE RENEWED.

FirstView’s web-based software product and services are dependent upon us maintaining our license agreement with a third-party software vendor.  Based upon the current financial condition of FirstView, there can be no assurance that we will be able to continue to pay for our software licensing and maintenance fees, or that our software license will be renewed.  If we are unable to pay our software licensing and maintenance fees, or if our software license is not renewed, then we will lose some or all of our customers.

THE FUTURE SUCCESS OF FIRSTVIEW’S BUSINESS IS DEPENDENT UPON UPGRADING OUR WEB-BASED RADIOLOGY INFORMATION SYSTEM.

Maintaining and attracting new customers for FirstView’s web-based software product and service is continually being threatened by competitors which provide a similar product and service with software that is more up to date than ours and which has better features than ours. Based upon the current financial condition of FirstView, there can be no assurance that we will be able to upgrade our web-based radiology information system. If we are unable to pay to upgrade our software systems, we will lose some or all of our customers.

THE FUTURE SUCCESS OF OUR BUSINESS IS DEPENDENT UPON UPGRADING OUR IT INFRASTRUCTURE.

We currently have a datacenter located at our facility. We have IT infrastructure which has reached end-of-life, as defined by our equipment vendors and manufacturers, which is still being used in our datacenter and which is part of our key systems. These key systems may fail at anytime. If we are unable to raise capital to upgrade our IT infrastructure we will lose some or all of our customers.

KEY MEMBERS OF OUR PERSONNEL ARE EMPLOYED ON A PART-TIME BASIS

Our President & Chief Executive Officer operates his own consulting firm. Our Chief Operating Officer is employed by Barclays. Our Executive Vice President operates his own consulting firm. Our Chief Financial Officer operates her own CPA firm. Even though our President & Chief Executive Officer and Executive Vice President are currently working for the Company full-time, this could change in the near future based upon other opportunities. Our Chief Financial Officer and Chief Operating Officer work for us only on a part-time as needed basis. There can be no assurance that these individuals will be able to devote the time required by us.

CONFLICTS MAY EXIST WITH CERTAIN OF OUR OFFICERS AND DIRECTORS WHICH MAY CAUSE THEM TO GIVE PRIORITY TO OTHER MATTERS OVER OUR NEEDS WHICH MAY MATERIALLY AFFECT OUR OPERATIONS.

There are a number of conflicts associated with our officers and directors. These conflicts include, engaging in businesses other than ours and allocating their time and services between us and the other entities with which they are involved, as set forth in the preceding risk factor. In the future, we may extend an offer to certain of the part time employees to become full time employees; provided, however, that there can be no assurance that these part time employees will accept our offer of full time employment.

A CONFLICT OF INTEREST MAY ARISE BETWEEN MINTZ & FRAADE, P.C.’S CAPACITY AS OUR LEGAL COUNSEL AND AS A STOCKHOLDER.

The law firm of Mintz & Fraade, P.C. is our legal counsel. We have issued a total of 87,500,000 shares of the Company’s common stock to Mintz & Fraade, P.C. as consideration for legal services rendered to us, of which 85,000,000 shares are currently owned by Mintz & Fraade, P.C. and 2,500,000 shares have been transferred to Mintz & Fraade Enterprises, LLC. A conflict of interest may arise between Mintz & Fraade, P.C.’s capacity as our legal counsel and as a stockholder.

WE ARE CONTROLLED BY OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND ONE OF OUR DIRECTORS, BRYAN A. SCOTT.

We are currently authorized to issue 5,000,000,000 shares of common stock, and as of June 30, 2010 there were 2,316,139,170 shares of common stock issued and outstanding.  We are currently authorized to issue 10,000,000 shares of preferred stock.  As of June 30, 2010 we have issued 900,000 shares of “Series C Preferred Stock” to Metiscan Holdings, Inc. (“Holdings”).  Holdings has converted 150,000 shares of the Series C Preferred Stock into 1,500,000,000 shares of our common stock (which is included in the 2,316,139,170 shares of common stock issued and outstanding).  The remaining 750,000 shares of Series C Preferred Stock owned by Holdings have voting rights equal to 7,500,000,000 shares of our common stock.  The Series C Preferred Stock can be converted at any time into the then-available authorized but unissued shares of our common stock.  At the present time, we have available 2,683,860,830 authorized but unissued shares of our common stock.  At any time after our Certificate of Incorporation is amended to increase our authorized shares of common stock, the remaining shares of Series C Preferred Stock owned by Holdings can be converted into a total of 7,500,000,000 additional shares of common stock.  Holdings currently has the same voting rights as if all of the Series C Preferred Stock had been converted into common stock.  Accordingly, Holdings has the same voting rights whether or not the Series C Preferred Stock in converted into common stock.

Our President, Chief Executive Officer and one of our directors, Bryan A. Scott, is also the President, Chief Executive Officer and director of Holdings.  Additionally, Brian Hart, our Chief Operating Officer and one of our directors is also the Chief Operating Officer and director of Holdings along with and Janine Frieh, our Chief Financial Officer and one of our directors is also the Chief Financial Officer and director of Holdings.   A trust for the benefit of Mr. Scott (the “Trust”) owns 88% of Holdings.  The Trust has two trustees: Bryan A. Scott as the “Family Trustee” and Mandy Adams, who is an unrelated third party as the “Independent Trustee”.  Bryan A. Scott is also designated as the “primary beneficiary” of the Trust.  As of June 30, 2010, through Holdings, the trustees of the Trust have the right to vote 91.69% of our voting securities based upon the number of shares of common stock issued and outstanding as of June 30, 2010.  Thus, the trustees of the Trust in effect control our Board of Directors because Holdings has the power to vote its shares to remove any director from our Board of Directors and replace him or her with someone chosen by the Trustees of the Trust.

The only way in which Holdings would cease to control a majority of our voting securities is if our Certificate of Incorporation is amended to increase our authorized shares of common stock, and a sufficient number of shares are issued to third-party stockholders to reduce the shares owned by Holdings to less than a majority.  Because the trustees of the Trust have the right currently to vote 91.69% of our voting securities, the trustees of the Trust must approve an increase of our authorized shares and sales of new securities in order to reduce the percentage of issued and outstanding shares owned by Holdings to less than a majority.

WE NEED ADDITIONAL FINANCING TO DEVELOP OUR BUSINESS AND TO MEET OUR CAPITAL REQUIREMENTS.

We will need additional financing to develop our business and meet our capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:

• future earnings,
• funds from private sources such as, loans and additional private placements, and
• funds from public offerings.

We entered into an agreement dated June 26, 2009 (the “Account Management Agreement”) with five independent private equity investors and an unrelated intermediary as the manager of the transaction, which may provide us with up to $7,955,795, which is set forth on our balance sheet as of June 30, 2010 as “cash, restricted”.  The terms and conditions of the Account Management Agreement are set forth on pages 53-55 of this Prospectus.

In view of our current working capital deficit, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected.

OUR ANTICIPATED FUTURE GROWTH IS DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY MANAGE THE GROWTH OF OUR OPERATIONS.

We expect to experience growth in the number of employees and the scope of our operations. There can be no assurance that we will be able to grow our business as expected.  Taptopia has recently added an employee to its sales staff, and Metiscan’s Directors are contemplating Metiscan’s acquisition of a business.  Our future success will be highly dependent upon our ability to successfully manage the expansion of our operations. Our ability to manage and support our growth effectively will be substantially dependent upon our ability to implement adequate improvements to financial and management controls, reporting and other procedures and hire sufficient numbers of financial, accounting, administrative and management personnel. Our expansion, and the resulting growth in the number of our employees, will result in increased responsibility for both existing and new management personnel. There can be no assurance that we will be able to identify, attract and retain experienced accounting and financial personnel. Our future operating results will depend upon the ability of our management and other key employees to implement and improve our systems for operations, financial control and information management, and to recruit, train, and manage our employee base. There can be no assurance that we will be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures. Our inability to do so would have a material adverse effect upon our business, results of operations and financial condition.

Our future success depends upon our ability to address potential market opportunities while managing our expenses to match our ability to finance our operations. This need to manage our expenses will place a significant strain upon our management and operational resources. If we are unable to manage our expenses effectively, our business, results of operations and financial condition will be adversely affected.

RISKS WITH RESPECT TO SHARES OF OUR COMMON STOCK

WE MAY BE SUBJECT TO THE SECURITIES AND EXCHANGE COMMISSION'S "PENNY STOCK" RULES IF OUR COMMON STOCK SELLS BELOW $5.00 PER SHARE.

The closing price of our stock as of August 10, 2010 was $0.0011.  Because of the current trading price of our common stock is below $5.00 per share, trading in our securities is subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements upon broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its market price and liquidity.

In addition, we are subject to an SEC rule (Rule 15c2-11) (the so-called penny stock rules) which imposes various requirements upon broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. The requirement that broker-dealers comply with this rule could deter broker-dealers from recommending or selling our common stock, thus further adversely affecting the liquidity and share price of our common stock, as well as our ability to raise additional capital.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

We have never paid dividends on our common stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock.  Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the common stock.  The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.  We presently intend to retain earnings, if any, for the development and expansion of its business.

OUR DIRECTORS HAVE THE RIGHT, WITHOUT THE AGREEMENT OF STOCKHOLDERS, TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK WITH ANY RIGHTS ALLOWABLE PURSUANT TO LAW, WHICH COULD ADVERSELY AFFECT THE RIGHTS AND VALUE OF OUR COMMON STOCK, INCLUDING VOTING RIGHTS AND LIQUIDATION PREFERENCES.

Our directors, without further action by our stockholders, have the authority to issue shares of Preferred Stock from time to time in one or more series, and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock could adversely affect the rights of holders of common stock and the value of such common stock. Although our Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, our Board of Directors could, for example, act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules.

THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL EVER BE LISTED ON NASDAQ, THE NEW YORK STOCK EXCHANGE, THE AMERICAN STOCK EXCHANGE, OR ONE OF THE OTHER NATIONAL SECURITIES EXCHANGES OR MARKETS.

Until such time as our common stock is listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets, of which there can be no assurance, accurate quotations as to the market value of our securities may not be possible.  Sellers of our securities are likely to have more difficulty disposing of their securities than sellers of securities which are listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

Although we intend for our common stock to trade on public markets other than the Pink OTC Markets (where it is currently quoted), such as the OTC Bulletin Board, there can be no assurance that we would be successful in having our common stock listed or quoted on other public markets, or that if so listed or quoted, that our common stock would thereafter increase in value.

Even if additional public markets do develop, the volume of trading in our common stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our common stock or obtain a fair price for our common stock in the market.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock which may be offered and sold from time to time by the selling stockholders.  We will not receive any cash or other proceeds from the selling stockholders’ sales of their respective shares.

RULE 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144.  If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer their shares of common stock from time to time through public or private transactions, at prevailing market prices or at privately negotiated prices.  The prices at which the selling stockholders offer their shares of common stock may not necessarily bear any relationship to assets, book value, earnings history or other historical factors.

DILUTION

No additional shares are being offered to the public pursuant to this Prospectus.  This Prospectus is a registration of outstanding shares, and so will not result in the dilution of existing stockholders.

SELLING SECURITY HOLDERS

We have prepared this Prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 954,984,663  shares of our common stock.  All 954,984,663  shares of common stock have already been issued by the Company and are being offered by the selling stockholders for their own accounts.  We may from time to time supplement or amend this Prospectus, as required to provide information with respect to the selling stockholders.  Our management has no knowledge, and does not believe, that any of our stockholders has an existing short position on our common stock.

The following table sets forth certain information with respect to ownership of the Company’s common stock by the selling stockholders as of June 30, 2010, including their names, and the number of shares of common stock owned by them and offered pursuant to this Prospectus.  The selling stockholders listed in the table do not necessarily intend to sell any of their shares.  The selling stockholders have not expressed the intention of immediately selling their shares.  Therefore, no estimate can be given as to the number of shares of common stock which will be sold pursuant to this Prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.  We will file a supplement to this Prospectus to name successors to any named selling stockholders who will be able to use this Prospectus to resell the securities registered hereby.
Name of Selling Security Holder	Beneficial Holdings Before the Offering	Common Shares Offered Hereby	Percentage of the Class Owned Before the Offering	Percentage of the Class Owned After the Offering
Metiscan Holdings, Inc. 12225 Greenville Ave, Ste 700 Dallas, TX 75243	250,000,000	0	10.79%	10.79%
Mintz & Fraade, PC 488 Madison Ave, Suite 1100 New York, NY 10022	85,000,000	0	3.67%	3.67%
Mintz & Fraade Enterprises, LLC 488 Madison Ave, Suite 1100 New York, NY 10022	2,500,000	0	0.11%	0.11%
Jacob Cohen Executive Vice President 1615 9th Ave., Suite 100 Bohemia, NY 11716	6,000,000	0	0.26%	0.26%
Iain Shigeoka 12225 Greenville Ave, Ste 700 Dallas, TX 75243	6,000,000	0	0.26%	0.26%
Raymond Isaac 12225 Greenville Ave, Ste 700 Dallas, TX 75243	6,000,000	0	0.26%	0.26%

Daniel Spencer 12225 Greenville Ave, Ste 700 Dallas, TX 75243	200,000	0	0.01%	0.01%
Shelley Tomey 12225 Greenville Ave, Ste 700, Dallas, TX 75243	500,000	0	0.02%	0.02%
Perales Manufacturing Inc 506 West 3rd Karnes City, TX 78118	250,000	0	0.01%	0.01%
Mary Glover 12225 Greenville Ave, Ste 700 Dallas, TX 75243	1,000,000	0	0.04%	0.04%
Intellimatics, LLC 106 N. Denton Tap Rd. Suite 210-306 Coppell, TX 75019	5,000,000	0	0.22%	0.22%
Foster and Associates Inc 14802 Enterprise Drive 33B Farmers Branch, TX 75234	833,333	0	0.04%	0.04%
James Lembeck 658 E. Chaunsey Drive Pueblo West, CO 81007	7,600,000	0	0.33%	0.33%
Copperbottom Investments, Ltd. Loyalist Plaza Don Mackay Boulevard Marsh Harbour Abaco Bahamas	116,820,266	0	5.04%	5.04%
Absentia Holdings, Ltd. P. O. Box N-492 Nassau, Bahamas	116,820,266	0	5.04%	5.04%
Britannia Securities International, Ltd. 53 St. Peter Street Tiverton, Devon EX16 6NW United Kingdom	116,820,266	0	5.04%	5.04%
Agri-Technologies International, Ltd. Loyalist Plaza, Don Mackay Boulevard Marsh Harbour Abaco Bahamas	116,820,266	0	5.04%	5.04%
On Time Investments, Ltd. 94 Deswell St. P.O. Box NA-7521 Nassau Bahamas	116,820,266	0	5.04%	5.04%
Total:	954,984,663	0	41.22%	41.22%

PLAN OF DISTRIBUTION

We are registering a total of 954,984,663 shares of our common stock which are being offered by the selling stockholders.  As used in this Prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.  We will not receive any proceeds from the sale of the shares by the selling stockholders.

During this offering, the selling stockholders may only sell their shares (A) at a fixed price, (B) pursuant to the requirements of Rule 419 and (C) pursuant to the terms and conditions of this offering.

Thereafter, the selling stockholders and any of their pledgees, assignees and successors- in-interest, if transfer to such parties is permitted pursuant to Rule 15g-8, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  Such sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

o	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	Block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

o	An exchange distribution in accordance with the rules of the applicable exchange;

o	Privately negotiated transactions;

o	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o	A combination of any such methods of sale; and

o	Any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledges, or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders pursuant to this Prospectus.

DESCRIPTION OF SECURITIES

The following description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which are being filed as exhibits to this Form S-1.

Our authorized capital stock consists of 5,010,000,000 shares, of which 5,000,000,000 shares are common stock, par value of $.0001 per share, and 10,000,000 shares are preferred stock, par value of $.0001 per share.  As of June 30, 2010, 2,316,139,170 shares of common stock and 1,250,118 shares of preferred stock are issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes.  The holders of common stock are entitled to one vote for each share which they hold on all matters to be voted upon by the stockholders.  The holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its sole and absolute discretion from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, including, but not limited to, payment to the holders of preferred stock as required by the terms of such preferred stock.  All of the outstanding shares of common stock are fully paid and non-assessable.  The stockholders do not have cumulative or preemptive rights.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules.

On February 4, 2009 we authorized the creation of 48 shares of “Series A Preferred Stock” and 72 shares of “Series B Preferred Stock”. The Series A Preferred Stock and the Series B Preferred Stock each has a par value of $0.0001. The Series A Preferred Stock and the Series B Preferred Stock were issued pursuant to the Acquisition Agreement between us and Metiscan Holdings, Inc.  On February 5, 2010, we cancelled its Series A Preferred Stock and Series B Preferred Stock as hereinafter set forth.

On May 7, 2009 we authorized the creation of 900,000 shares of “Series C Preferred Stock”. The Series C Preferred Stock has a par value of $0.0001. The Holders of the Series C Preferred Stock shall have the right to convert each share of the Series C Preferred Stock into 10,000 shares of ours common stock at any time in our sole and absolute discretion.

On August 21, 2009, we authorized the creation of 500,000 shares of Series D Preferred Stock. The Series D Preferred Stock has a par value of $0.0001 and the holders of the Series D Preferred Stock shall have the right to convert each share of the Series D Preferred Stock into 1,168 shares of our common stock at any time in their sole and absolute discretion.

On August 21, 2009, pursuant to the Account Management Agreement (as described on pages 53-55), our Board of Directors authorized the issuance of 500,000 shares of the Series D Preferred Stock to the Investors in exchange for a total investment of seven million two hundred and seventy three thousand eight hundred and twenty three dollars ($7,273,823).

On February 5, 2010, we cancelled our Series A Preferred Stock and our Series B Preferred Stock (“A and B Preferred Shares”) and created a Series E and Series F Preferred class of stock (“E and F Preferred Shares”). We authorized the creation of sixty (60) shares of Series E Preferred Stock.  The Series E Preferred Stock has a par value of $0.0001 and one (1) share of the Series E Preferred Stock is subject to mandatory redemption every month, commencing March 22, 2010.  The face value of each share of Series E Preferred Stock is $6,666.67.  We authorized the creation of seventy-two (72) shares of Series F Preferred Stock.  The Series F Preferred Stock has a par value of $0.0001 and one (1) share of the Series F Preferred Stock shall be subject to mandatory redemption every every month, commencing March 22, 2010.  The face value of each share of Series F Preferred Stock is $2,777.78.

Options, Warrants and Convertible Notes

Effective April 15, 2010, as consideration for a $100,000 loan, the Company executed a convertible promissory note (the “Convertible Note”) to SBCH Charitable Foundation in the amount of one hundred thousand ($100,000) dollars.  Interest on the outstanding portion of the principal of the Convertible Note accrues at a rate of twelve (12%) percent per annum, payable monthly.  Beginning on October 15, 2010, and continuing each month thereafter until September 15, 2011 (the “Maturity Date”), one-twelfth of the outstanding principal shall be automatically converted into common stock of the Company.  The conversion price shall be sixty (60%) percent of the average closing bid price of the five (5) trading days prior to the date of conversion; provided, however, that the conversion price shall not exceed $0.001 per share.

Stockholders

As of June 30, 2010, there were two hundred two (202) holders of record of our common stock and seven (7) holders of record of our preferred stock.

These shares were issued pursuant to Rule 504 of Regulation D, which was promulgated pursuant to Section 4(2) of the Securities Act.

Dividends

We have not paid any cash dividends to date, and do not anticipate or contemplate paying dividends in the foreseeable future.  Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions.  It is the present intention of management to utilize all available funds for the development of our business.  The future declaration of any cash or stock dividends shall be in the sole and absolute discretion of the Board of Directors and shall depend upon the earnings, capital requirements, our financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.

INTEREST OF NAMED EXPERTS AND COUNSEL

The law firm of Mintz & Fraade, P.C. is our legal counsel. We have issued a total of 87,500,000 shares of the Company’s common stock to Mintz & Fraade, P.C. as consideration for legal services rendered to us, of which 85,000,000 shares are currently owned by Mintz & Fraade, P.C. and 2,500,000 shares have been transferred to Mintz & Fraade Enterprises, LLC. A conflict of interest may arise between Mintz & Fraade, P.C.’s capacity as our legal counsel and as a stockholder.  The 87,500,000 shares set forth in this paragraph are being registered pursuant to this Registration Statement.

INFORMATION WITH RESPECT TO REGISTRANT

DESCRIPTION OF BUSINESS

Business of Issuer

Metiscan, Inc. (“we”, “us” or “our”) was originally incorporated on February 27, 1997 pursuant to the laws of the State of Florida, using the name OSCM-One Stop.com, Inc.  On September 25, 2008, pursuant to the consent of the Stockholders and the Board of Directors, we merged into a newly formed wholly-owned subsidiary which had been incorporated pursuant to the laws of the State of Delaware on September 9, 2008, called “Metiscan, Inc.”  We were the surviving entity in such transaction.

During 1999, we provided internet and communication technologies.

On August 8, 2008, we acquired Metiscan Technologies, Inc. (Technologies) in a stock-for-stock transaction. As a result, Technologies became our wholly owned subsidiary. Pursuant to the acquisition agreement, (the “Agreement”), we issued a total of 157,000,000 shares of our common stock in exchange for 100% of the issued and outstanding shares of Technologies. The Agreement provided for 32,000,000 shares to be issued upon closing and 125,000,000 to be issued as soon as possible after we filed an amendment to increase our authorized shares, which we did on August 15, 2008. On August 8, 2008, the 32,000,000 shares were issued. On August 21, 2008, the 125,000,000 shares were issued.

For accounting purposes, the transaction described in the preceding paragraph has been accounted for as a reverse merger, since the stockholders of Technologies own a majority of our issued and outstanding shares of common stock, and the directors and executive officers of Technologies became our directors and executive officers. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of Technologies acquired a majority of the issued and outstanding shares of the Company. The financial statements of the Company are not significant; therefore, no pro forma financial information is submitted. Thus, the historical financial statements are those of Technologies.

On November 13, 2008, we formed Taptopia, Inc., a wholly owned subsidiary that provides technology utilizing Smartphones to event organizers, convention centers, and their related vendors

On November 13, 2008, we formed Shoreline Employment Services, Inc., an employment services company which provides part-time, full time, and contract employees.

On December 31, 2008, we completed the acquisition of two diagnostic imaging facilities, Schuylkill Open MRI, Inc. (SOMRI) located in Pottsville, Pennsylvania and Metiscan-CC, Inc. (Corpus), located in Corpus Christi, Texas in stock-for-stock transactions. As a result, Corpus became our wholly owned subsidiary and SOMRI became our majority-owned subsidiary. Pursuant to the same Agreement the Company agreed to issue a total of 9,000,000,000 shares (the “Imaging Shares”) of its common stock in exchange for 100% of the issued and outstanding shares of Corpus and a majority ownership of SOMRI. Pursuant to an ancillary letter agreement dated December 31, 2008, Metiscan agreed to issue the Imaging Shares on or before March 31, 2009. The Imaging Shares were issued as 900,000 shares of Series “C” Preferred Stock on May 7, 2009, which is convertible into 9,000,000,000 shares of the Company’s common stock.

For accounting purposes, the transaction described in the preceding paragraph has also been accounted for as a reverse merger, since the stockholders of SOMRI and Corpus were issued Series “C” Preferred Stock which, upon conversion into common stock, would represent a majority of our issued and outstanding shares of common stock, and the directors and executive officers of SOMRI and Corpus became our directors and executive officers. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of SOMRI and Corpus acquired a majority of our outstanding shares.

On February 26, 2009 Technologies merged into Corpus pursuant to the consent of the Stockholders and the Board of Directors of each of the respective companies.  Corpus was the surviving entity in such transaction.

On June 24, 2009, we announced that we had determined to become a holding company focused upon growing our organization by making key acquisitions of companies which focus on developing new technologies.

On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code. We have written off the assets and liabilities of Corpus and described the operating results from Corpus in this registration statement as discontinued operations.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to the Operating Agreement, each of Taptopia and ConvExx own a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.

The historical financial information presented in this report is that of the Company, FirstView, SOMRI, Shoreline and Taptopia. The historical financial information has been restated to reflect the discontinued operations of Corpus.

As of June 30, 2010, we operated the following subsidiaries:

• FirstView EHR, Inc. (FirstView) – FirstView is our wholly owned subsidiary which provides healthcare information technology (“Healthcare IT”) services for diagnostic imaging facilities, including, but not limited to, web-based electronic healthcare records (EHR), long-term archiving and professional “Healthcare IT” services.

Since 2001 and through its predecessor, FirstView has been providing Software-as-a-Service (SaaS) to its imaging center clients. FirstView helps its clients manage, distribute, interpret and archive digital images efficiently and cost effectively. SaaS, sometimes referred to as “software on demand”, is software which is utilized by clients over the internet and/or is deployed to run behind a firewall on a local area network or personal computer.  With SaaS, a provider licenses an application to customers as a service on demand, either based upon a subscription or on a “pay-as-you-go” basis.  FirstView’s primary product is a web-based radiology information system which interfaces a Radiology Information System (RIS), Teleradiology and a PACS (Picture Archiving and Communication System) for its clients. FirstView also provides information management and IT operations support for diagnostic imaging facilities. FirstView adheres to HL7 and DICOM standards. FirstView was formerly known as Metiscan Managed Services, Inc.

• Schuylkill Open MRI, Inc. (SOMRI) – We own a majority of SOMRI.  A minority of the issued and outstanding shares of SOMRI are owned by a Pennsylvania physician, a former officer of SOMRI and a former consultant of SOMRI.  SOMRI is an independent diagnostic testing facility (IDTF) located in Pottsville, Pennsylvania providing Magnetic Resonance Imaging (MRI) services and which is unaffiliated with any hospital or medical group. SOMRI officially opened for business and began its operations in March, 2003 as an outpatient open MRI facility. SOMRI currently performs exams on the Siemens Concerto OPEN MRI System utilizing Siemens’ Syngo software. In 2008, Schuylkill also added the Siemens Magnetom Vision 1.5T high field closed magnet to its facility. Having both the Siemens Concerto OPEN MRI System and the Siemens Magnetom Vision 1.5T high field closed magnet gives SOMRI flexibility in the studies it can conduct. SOMRI uses FirstView’s Healthcare IT support to host and manage its RIS and PACS systems.  SOMRI offers same day, evening and Saturday appointments to accommodate emergency and non-emergency patient’s schedule needs.

SOMRI participates in most major insurance plans. SOMRI also accepts Medicare, Medicaid, Worker’s Compensation claims, Personal Injury Protection (PIP) and Letters of Protection (LOPs) for participating personal injury attorneys in the area. SOMRI is accredited by the American College of Radiology (ACR).

• Shoreline Employment Services, Inc. (Shoreline) – Shoreline is an employment services company which provides part-time, full time, and contract employees, and provides other human resource related services such as employee benefits and retirement plans such as 401ks to us, our subsidiaries and two third parties on an as-needed basis. Shoreline is our wholly owned subsidiary.

• Taptopia, Inc. (Taptopia) – Taptopia is our wholly owned subsidiary which provides technology utilizing Smartphone software to event organizers, convention centers, and their related vendors. Taptopia’s cornerstone product the Digital Show Guide™ (DSG) which was launched in December of 2009, enables attendees and exhibitors to easily navigate event schedules and exhibitor information from their Apple iPhones™, iPod touches™ and iPads™.  Users have the ability to take notes about events or exhibitors directly within the software application, send their contact information and notes immediately to their contacts, utilize pre-event planning tools and stay current with real-time announcements.  The DSG replaces traditional paper show guides and provides event organizers the ability to make last minute changes and additions to the DSG electronically.

Taptopia has filled a design patent application and a trademark application with the United States Patent and Trademark Office (USPTO) to legally protect Taptopia's Digital Show Guide(TM) product.  The design patent application protects the graphical user interface (GUI) and its interactive design elements related to Taptopia's interactive digital maps. The trademark application protects the mobile software product's trade name -- Digital Show Guide(TM).  Taptopia is also working on other Smartphone software technologies that may be utilized by event organizers, convention centers, and their related vendors.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to Appcon’s Operating Agreement, each of Taptopia and ConvExx hold a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.  The trade show which Appcon was to organize initially was postponed due to insufficient registrations by trade show participants.

Patents, Trademarks and Trade Secrets

Taptopia has developed software technologies and trademarks for its Digital Show Guide application for Apple iPhones™, iPod touches™ and iPads™.  As of June 30, 2010, Taptopia has filled a design patent application and a trademark application with the United States Patent and Trademark Office (USPTO) to legally protect Taptopia's Digital Show Guide(TM) product.  The design patent application protects the graphical user interface (GUI) and its interactive design elements related to Taptopia's interactive digital maps. The trademark application protects the mobile software product's trade name -- Digital Show Guide(TM).

Although we anticipate acquiring rights to additional patents in the future, there can be no assurance that we will be able to acquire the rights to suitable technologies at a reasonable cost.

Competition

Each of the Company’s subsidiaries have competitors as set forth below:

FirstView’s competitors include Merge Healthcare (“Merge”) and Sectra AB (“Sectra”).  Merge provides IT solutions for healthcare and biopharmaceutical customers.  Merge’s current operations include providing diagnostic imaging systems, electronic data capture and interactive voice and web response as part of its SaaS platform.  Merge is listed on the NASDAQ exchange.  Sectra’s current operations include providing diagnostic imaging systems and secure communication systems, which are used by customers in approximately 50 countries.  Sectra has approximately 600 employees and offices in twelve countries. Sectra is headquartered in Linköping, Sweden, and is listed on the exchange NASDAQ OMX in Stockholm.

Our management believes that SOMRI’s primary competitor is the imaging department at the local county medical center, Schuylkill Health, located in Pottsville, Pennsylvania.  There may also be competitors in neighboring counties.

Shoreline’s competitors are abundant, however at this time Shoreline is not actively promoting or trying to grow its customer base.  In the future, if Shoreline decides to do so, it will seek competitive advantages over its competition.

Our management believes that Taptopia’s primary competitors are Core-Apps, LLC, Event Kaddy, and Trip Builder.  These competitors provide a similar product to Taptopia’s Digital Show Guide™ however the key difference between Taptopia’s Digital Show Guide™ and their electronic schedules is that Taptopia’s product runs on the Smartphone without requiring an internet connection.  Taptopia’s competitors have web-based solutions that require internet connections.

Number of total employees and number of full-time employees

As of June 30, 2010, we had 16 total employees, of which 12 were full-time employees.  Our subsidiaries had the following number of employees:

	Total Employees:	Full-Time Employees:

FirstView:	0	0

SOMRI:	0	0

Shoreline:	16	12

Taptopia:	3	0

Shoreline is an employee services company which leases the services of its employees to the subsidiaries of Metiscan and other unrelated third parties.

As of June 30, 2010, we had 8 consultants.  Our subsidiaries had the following number of consultants:

Consultants:

FirstView:	0

SOMRI:	0

Shoreline:	5

Taptopia:	3

Reports to security holders

(1) Prior to the filing of this Registration Statement, we were not required to deliver an annual report to our security holders.  We expect to deliver such a report to our security holders in the future as required by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

(2) We will file reports with the SEC.  We will be a reporting company and we will comply with the requirements of the Exchange Act.

(3) The public may read and copy any materials which we file with the SEC at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C.  20549.  The public may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Additionally, the SEC maintains an Internet site which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC, which can be found at http://www.sec.gov.

DESCRIPTION OF PROPERTY

Shoreline currently rents office space with an address at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243, which consists of 766 square feet.  FirstView currently rents office space with an address at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243, which consists of 100 square feet.  SOMRI currently rents office space with an address at 48 Tunnel Rd. Suite 102, Pottsville, Pennsylvania 17901, which consists of 3,512 square feet.

A copy of each lease is attached as Exhibits 99.1, 99.2 and 99.3.

We presently have no agreements to acquire any properties, and have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, entities primarily engaged in real estate activities.

We do not presently believe that we will need to maintain any additional office space in order to carry out our plan of operations described herein.

If, in the future, we develop products which we manufacture or cause to be manufactured on our behalf, we may need to rent warehouse space to store those products before they are distributed.

LEGAL PROCEEDINGS

On October 20, 2009, we filed a Demand for Arbitration (the “Demand”) with the American Arbitration Association in New York, New York against Garth James, the former owner of Corpus, Technologies, and the former majority stockholder of SOMRI. Together with the Demand, a Statement of Claim was filed pursuant to which we sought to recover damages from Mr. James based upon Breach of Contract, Fraud in the Inducement, Material Misrepresentations and Unjust Enrichment with respect to an Acquisition Agreement and the breach of an Employment Agreement. This matter was settled on February 5, 2010.  Pursuant to the settlement agreement, each party executed general releases of the other parties to the Demand, and we issued Mr. James the following: thirty-million (30,000,000) shares of common stock, sixty (60) shares of Series E Preferred stock and seventy-two (72) shares of Series F Preferred stock.

On October 29, 2009, SOMRI filed an Original Petition and Request for Disclosures with the District Court in Dallas County, Texas against MRI Central – Little Rock, Inc. (“Little Rock”) and MRI Central – Lubbock, Inc. (“Lubbock”) seeking to recover monies loaned to both Little Rock and Lubbock as evidenced by various promissory notes. The principal amount owed to SOMRI was $356,900. On March 10, 2010, SOMRI filed a Notice of Non-Suit with Prejudice, requesting that the court dismiss with prejudice all claims asserted in the lawsuit.

Mr. Jeff Brooks, a former employee of Corpus, filed a complaint alleging that on April 26, 2007, Corpus, Mr. Garth James, Corpus’s former President and current stockholder, allegedly reached a tentative oral agreement with Mr. Brooks pursuant to which Mr. Brooks would receive approximately $150,000 in compensation. During June 2007, Corpus and Mr. James rejected the alleged agreement. Mr. Brooks then attempted to validate and enforce the alleged agreement and claimed additional damages of an undetermined amount, attorney’s fees and court costs, and pre-judgment and post-judgment interest. On September 29, 2009, the State of Texas Court of Appeals ruled in favor of Corpus and determined that the alleged agreement was not enforceable.

On August 21, 2008, Laurel Center Management Employee Profit Sharing Trust, (“Laurel”), the holder of a promissory note from Corpus filed suit in the District Court of Dallas County, Texas against Corpus and Mr. Garth James, Corpus’s former President and stockholder, for Breach of Contract. The suit claims that Corpus failed to make the required quarterly payment on July 1, 2008 within the 15 day grace period and thus defaulted on the promissory note.  Laurel sent Corpus notice on August 6, 2008 of its intent to accelerate the promissory note as set forth in the default provisions.  Corpus failed to pay the amount owing and Laurel sought actual damages to be determined at trial, reasonable and necessary attorney’s fees and court costs and pre-judgment and post-judgment interest at the highest lawful rates. On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code.  As of March 31, 2010, summary judgment has been granted to Laurel for the full amount of $1,011,638.44 against Corpus and Mr. Garth James; however, because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code, Laurel cannot currently collect pursuant to said judgment.  In view of the fact that we are no longer a party, we have no knowledge whether there is an ongoing proceeding.

On July 6, 2009, YPI 6688 NCX, LLC, (“Younan”), Corpus’ former landlord, filed suit in the District Court of Dallas County, Texas against Corpus for Breach of its Lease.  Corpus entered into a six (6) year Lease Agreement with Younan on October 22, 2003.  The suit states that Corpus had vacated the premises prior to the end of the lease term and failed to make payments due pursuant to the lease, thus breaching the terms of the lease.  On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code.  On August 14, 2009, the District Court of Dallas Awarded Younan a judgment in the amount of $188,593.30; however, because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code, Younan cannot currently collect pursuant to said judgment.

Because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code on October 16, 2009, our financial statements present the operating results from Corpus as discontinued operations.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Our common stock is currently listed on the Pink OTC Markets under the trading symbol MTIZ.PK.

Below are the high and low sales prices for our common stock for each full quarterly period within the two most recent fiscal years:

	High Sale Price:	Low Sale Price:

2nd Quarter 2010:	$0.0032	$0.0006

1st Quarter 2010:	$0.0055	$0.0013

4th Quarter 2009:	$0.0087	$0.0031

3rd Quarter 2009:	$0.0095	$0.0030

2nd Quarter 2009:	$0.0330	$0.0040

1st Quarter 2009:	$0.0350	$0.0095

4th Quarter 2008:	$0.0450	$0.0100

3rd Quarter 2008:	$0.2500	$0.0060

We have never paid dividends on our common stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock.  Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.  We presently intend to retain earnings, if any, for the development and expansion of its business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes related thereto.

Caution About Forward-Looking Statements

Forward-looking statements are based upon the beliefs of our management, as well as assumptions made by and information currently available to our management.  When used in this prospectus, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are subject to risks and uncertainties which may cause our actual results to differ materially from those contemplated in our forward-looking statements.  We caution you not to place undue reliance upon such forward-looking statements, as our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors section and elsewhere in this prospectus.  Any such statements are representative only as of the date of this prospectus.  We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances subsequent to the date of this prospectus or to reflect the occurrence of unanticipated events, except for such updates to this prospectus and the registration statement of which it is a part as are required by federal securities laws and such periodic reports as are required pursuant to the Securities Exchange Act of 1934, as amended.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires managers to make estimates. We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates.

Results of Operation

Operating Results for the three months ended June 30, 2010 compared to June 30, 2009

	For the Three Months Ended
	June 30, 2010	June 30, 2009
Statement of Operations Data

Total Revenue	$514,862	$349,423
Operating Loss	$(96,450)	$(177,843)
Net income (loss) after taxes	$(134,389)	$60,348
Net income ( loss) per share	$(0.00)	$0.00

Balance Sheet Data

Total assets	$12,053,693	$4,517,949
Total liabilities	$(4,458,945)	$(4,610,000)
Stockholders’ equity (deficit)	$7,594,748	$(92,051)

During the three months ended June 30, 2010 our revenues were $514,862 as compared to $349,423 during the three months ended June 30, 2009. This increase of $165,439, or 47%, is primarily the result of our operation of Schuylkill Open MRI, Inc. (SOMRI) and the revenues that majority owned subsidiary FirstView EHR, Inc. (FirstView) produces.

Our cost of revenues during the three months ended June 30, 2010 were $140,333 as compared to $181,066 during the three months ended June 30, 2009. Cost of revenues as a percentage of revenues were 27% during the three months ended June 30, 2010 as compared to 52% during the three months ended June 30, 2009. This increase of $40,733 or 25% is a direct result of the increased revenues with our change in operational focus.

Although there can be no assurance, we anticipate cost of revenues to remain within the range of 10% to 25% of revenues in the foreseeable future.

Our selling, general and administrative expenses during the three months ended June 30, 2010 were $470,979 as compared to $346,200 during the three months ended June30, 2009. The increase of $124,779, or 36%, was the result increase professional fees associated with public company activities including required financial filings and investor relations.  While there can be no assurance of a specific trend, we are continually working to minimize our selling, general and administrative expenses that will allow our revenues to sufficiently cover these expenses.

We experienced a net loss from operations of $96,450 during the three months ended June 30, 2010 as compared to a net loss from operations of $177,843 during the three months ended June 30, 2009.

Our interest expense during the three months ended June 30, 2010 was $9,636 as compared to $71,104 during the three months ended June 30, 2009. The reduction in interest expense is a direct result of the discontinued operations and Chapter 7 bankruptcy filing with Metiscan- CC, Inc. As of June 30, 2010, the interest rates on our notes payable ranged from 6.1% to 12%.

During the three months ended June 30, 2010 we experienced a net loss on the settlement of debt in the amount of $28,333.

Operating Results for the six months ended June 30, 2010 compared to June 30, 2009

	For the Six Months Ended
	June 30, 2010	June 30, 2009
Statement of Operations Data

Total Revenue	$1,413,490	$1,219,379
Operating Income (Loss)	$184,464	$(258,756)
Net income (loss) after taxes	$(208,861)	$(126,534)
Net income ( loss) per share	$(0.00)	$0.00

Balance Sheet Data

Total assets	$12,053,693	$4,517,949
Total liabilities	$(4,458,945)	$(4,610,000)
Stockholders’ deficit	$7,594,748	$(92,051)

During the six months ended June 30, 2010 our revenues were $1,413,490 as compared to $1,219,379 during the six months ended June 30, 2009. This increase of $194,111, or 16%, is primarily the result of our operation of SOMRI and the revenues that our majority owned subsidiary FirstView produces.

Our cost of revenues during the six months ended June 30, 2010 were $292,919 as compared to $281,214 during the three months ended June 30, 2009. Cost of revenues as a percentage of revenues were 21% during the six months ended June 30, 2010 as compared to 23% during the six months ended June 30, 2009. This increase of $11,705 or 2% is a direct result of the increased revenues and focus on eliminating inefficiencies in our operations.

Although there can be no assurance, we anticipate cost of revenues to remain within the range of 10% to 25% of revenues in the foreseeable future.

Our selling, general and administrative expenses during the six months ended June 30, 2010 were $936,107 as compared to $1,196,921 during the six months ended June 30, 2009. The decrease of $260,814, or 22%, was the result of streamlining operations and reducing unnecessary workforce.  This decrease was offset by increase professional fees associated with required financial filings and legal proceedings. While there can be no assurance of a specific trend, we are continually working to minimize our selling, general and administrative expenses that will allow our revenues to sufficiently cover these expenses.

We experienced a net income from operations of $184,464 during the six months ended June 30, 2010 as compared to a net loss from operations of $258,756 during the six months ended June 30, 2009.

Our interest expense during the six months ended June 30, 2010 was $18,270 as compared to $122,027 during the six months ended June 30, 2009. The reduction interest expense is a direct result of the discontinued operations and Chapter 7 bankruptcy filing with Metiscan- CC, Inc. As of June 30, 2010, the interest rates on our notes payable ranged from 6.1% to 12%.

During the six months ended June 30, 2010 we experienced a net loss on the settlement of debt in the amount of $375,126.

Liquidity and Capital Resources

We have incurred an operating loss for the six months ended June 30, 2010 and an operating loss for the six months ended June 30, 2009. As of June 30, 2010, we had an accumulated deficit of $1,770,664 and available cash of $138,397. The Company had a working capital deficit of $3,643,335 as of June 30, 2010.

We expect our revenues to increase during the foreseeable future as a result of increasing the number of customers we service. Revenues from our services are expected to increase in proportion to the number of customers serviced by us. Currently cash flows from operations are not sufficient to meet our cash requirements. Consequently, we are depending upon the proceeds from future debt or equity investments to sustain our operations and implement our business plan until revenue is sufficient to cover our operating expenses. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect upon our anticipated results from operations and financial condition. There can be no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate. Although we have commitments for outside financing, it may not be available in the amounts or at the times we require it. Furthermore, such financing would likely take the form of loans, private placement of debt or equity securities or some combination of these. The issuance of additional equity securities would dilute the stock ownership of current investors, and incurring loans, lines of credit or debt by us would increase our capital requirements and possibly cause a loss of valuable assets if such obligations were not repaid in accordance with their terms.

During the six months ended June 30, 2010 cash used by operations was $149,759 as compared to $815,929 cash provided by operations during the six months ended June 30, 2009. This is a direct result of our increase in net loss in the amount of $82,327 and the decrease in accounts payable and accrued expenses in the amount of $345,053 during the six months ended June 30, 2010 as compared to an increase of $594,740 during the six months ended June 30, 2009.

During the six months ended June 30, 2010 we used $20,385 to purchase property and equipment as compared to $57,311 during the six months ended June 30, 2009.

During the six months ended June 30, 2010 we received $295,240 of cash in financing activities as compared to using $669,092 in financing activities during the six months ended June 30, 2009.

Off-Balance Sheet Arrangements

Since our inception through June 30, 2010, we have not engaged in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
[Long-Term Debt Obligations]	$443,720.74	$0	$100,000 18 month convertible note with SBCH Charitable Foundation. 12 payments remain and begin October 15, 2010. Tygris Asset Finance, Inc. $167,072.35 Equipment Loan. 17 payments remain. JP Morgan Chase Bank, NA. $135,381.14 Equipment Loan. 31 payments remain.	Dubey $41,267.25 Working Capital Loan. 47 payments remain.	$0
[Other Long-Term Liabilities Reflected upon the Registrant's Balance Sheet under GAAP]	$0	$0	$0	$0	$0
Total	$443,720.74	$0	$402,453.49	$41,267.25	$0

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS WITH RESPECT TO ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants with respect to any matter of accounting principles since our formation, and there are no disagreements between us and our accountants with respect to accounting or financial disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Our exposure to interest rate risk is related to our borrowings. Fixed rate borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate borrowings will lead to additional interest expense if interest rates increase. We enter into loan arrangements when needed. Our borrowings are subject to interest rate risk and changes in the prime interest rate will have an effect on interest rate expense.

Commodity Price Risk

Market prices can be volatile, and can be influenced by factors beyond our control. Significant fluctuations in commodity prices could impact our profitability.

Foreign Exchange Risk

We expect to enter into license and other contracts with foreign counterparties that are each settled in U.S. dollars. Consequently, our direct exposure to fluctuations in the exchange rate between U.S. dollars and the local currency of our customer licensees, consultants and suppliers is limited. However, to the extent that our customer licensees experience reductions in the value of the sale of product produced by our technology due to foreign currency exchange rate fluctuations, the demand for our product may be indirectly impacted. We may also incur a portion of our costs in the local currencies of the countries in which our customer licensees are located. To the extent that the value of these currencies increases relative to the U.S. dollar, our expenses in U.S. dollar terms would increase.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Our directors and executive officers and additional information concerning them are as follows:

NAME	AGE	POSITIONS AND OFFICES HELD
-----------	------	--------------------------------------------
Bryan Scott	37	President, Chief Executive Officer and
Director

Brian Hart	39	Chief Operations Officer and Director

Janine Frieh	39	Chief Financial Officer and Director

Jacob Cohen	31	Executive Vice President

There are no agreements or understandings for the officers and directors to resign at the request of another person, and the above-named officers and directors are not acting on behalf of, nor will act at the direction of, any other person.

Business Experience

Bryan A. Scott - President, CEO, and Chairman

Bryan A. Scott is the President and CEO of Metiscan, Inc. Since 1998, Mr. Scott has been engaged in the business development and management of technology companies. Since 2005, Mr. Scott has concurrently served as an officer and/or director of various early stage non‐public companies, including, but not limited to, Nanotailor, Inc., a manufacturer of single‐walled carbon nanotubes based upon technology licensed from the National Aeronautics and Space Administration ("NASA"). Mr. Scott was also one of the founders of Nanotailor, Inc. Commencing in January 2007, Mr. Scott assisted in the organization of Nanotailor, Inc. prior to its incorporation in March 2007, and he continued as an officer and director until December 2007 when he resigned.

Commencing in 2002, Mr. Scott co‐founded and served as the President and CEO of Synosphere, Inc., an early stage technology company, which he sold through a stock exchange with iBIZ Technology Corporation in January 2004. Mr. Scott also served as an officer and director of Sports Radio, a company which was purchased by Sun Sports & Entertainment in July 2007. Mr. Scott holds a B.S. and M.S. in Biology from the University of Texas at San Antonio.

Janine Frieh - CFO & Director

Mrs. Frieh is a certified public accountant with many years of experience in establishing and managing corporate financial controls. Mrs. Frieh's experience includes assisting companies in mergers, reverse mergers, SEC filings and coordinating with the SEC with respect to comment letters. She has also served as an Audit Manager and Controller for a publicly traded company in the technology field and interim Controller for several mid- to large-sized privately held companies.

Prior to becoming our CFO, Mrs. Frieh was as a manager at Moffitt & Company, P.C., an accounting firm, commencing in 2002 and ending in 2005. From 2005 until the present, Mrs. Frieh has operated her own accounting firm, which from time-to-time provides advisory CFO services for public companies.

Brian Hart - COO & Director

Mr. Hart is currently a Senior Director for Barclaycard US (a member of the Barclays Group), an $11 Billion consumer finance company, and has held such position since March 9, 2009. He is responsible for investments and making decisions with respect to the expenses of Barclaycard US. Prior to this recent engagement Mr. Hart spent 4 years as Director of Consumer Finance and Major Reserves for Dell Financial Services, a $3 Billion financing subsidiary of Dell Corporation. His main accomplishment has been leading the efforts to restructure the promotions and product offerings of Dell Financial Services.

Prior to that, he spent 3 years at Citigroup, where he was Vice President of Customer Sales and Service and directed a team of over 200 people. Mr. Hart also currently serves as the President and sole director of Tristone Solutions Group, LLC. Mr. Hart has a Bachelor in Business Administration in Finance from the University of Texas at Austin and an MBA in Management from Rice University.

Jacob Cohen - Executive Vice President
Mr. Cohen joined Metiscan Technologies in August 2008 as its Executive Vice President. Previous to this position, he served from 2004 through 2007 as the Chief Executive Officer of The AdvertEyes Network, a digital signage advertising company, an investment advisor for Solomon Advisors, a securities broker-dealer, from 2003 through 2004, an investment banker for Allegiance Capital, an investment bank, from 2004-2005 and is the sole stockholder and officer and director for Cohen Enterprises, a private company used for Mr. Cohen's private consulting work, from 2005 to the present. Mr. Cohen is also currently the Chief Financial Officer and a founder of Aviva Systems Corporation beginning in January, 2008. Mr. Cohen's most recent position was with Artfest International, Inc. where he served as the Company's Chief Operating Officer from August, 2007 to August, 2008. Mr. Cohen graduated from Brandeis University with a Bachelor of Science in economics and finance.

Our management has not been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Significant Employees

There are no persons other than our officers and directors who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Audit Committee Financial Expert

Our board of directors acts as the audit committee; there is no separate audit or other committees.

Our board of directors has determined that Janine Frieh is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.  Ms. Frieh is not “independent” within the meaning of Item 407(d)(5)(i)(B) of Regulation S-K promulgated by the SEC.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our officers meet the highest standards of ethical conduct. The Code of Ethics requires that our officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interests.

Involvement with certain material legal proceedings during the past five years

(1)           None of our directors, officers, significant employees or consultants has been convicted in a criminal proceeding, exclusive of traffic violations, or is subject to any pending criminal proceeding.

(2)           On October 16, 2009, Metiscan-CC, Inc. (Corpus), a wholly owned subsidiary of the Company, filed a petition for relief under Chapter 7 of the Bankruptcy Code. The Company has written off the assets and liabilities of Corpus and describes the operating results from Corpus in this registration statement as discontinued operations.  No other bankruptcy petitions have been filed by or against any business or property of any of our directors, officers, significant employees or consultants nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.

(3)           None of our directors, officers, significant employees or consultants has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

(4)           None of our directors, officers or significant employees has been convicted of violating a federal or state securities or commodities law.

EXECUTIVE COMPENSATION

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of directors, officers, or other employees have been adopted by us for the benefit of our employees.

Our officers and directors will not receive any finder's fee, either directly or indirectly, as a result of their efforts to implement our business plan as outlined herein.

In accordance with the requirements of SEC Release 33-8876.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Bryan Scott, President and CEO(1)	2009 2008	-	-	$1,000 $0	-	-	-	$43,000 $0	$44,000 $0
Brian Hart, Chief Operations Officer(2)	2009 2008	-	-	$1,000 $0	-	-	-	$0 $0	$1000 $0
Janine Frieh, Chief Financial Officer(3)	2009 2008	-	-	$1,000 $30,000	-	-	-	$0 $0	$1,000 $30,000
Jacob Cohen, Executive Vice President(4)	2009 2008	-	-	$1,000 $12,000	-	-	-	$86,400 $27,000	$87,400 $39,000

Notes:
(1) Stock Awards and All Other Compensation were paid to Bridgepoint Partners, LLC
(2)  Stock Awards were paid to Tristone Solutions Group, LLC
(3)  Stock Awards were paid to Janine Frieh, CPA
(4) Stock Awards and All Other Compensation were paid to Cohen Enterprises, Inc.

Outstanding Equity Awards at Fiscal Year End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Bryan Scott	0	0	0	0	0	0	0	0	0
Brian Hart	0	0	0	0	0	0	0	0	0
Janine Frieh	0	0	0	0	0	0	0	0	0
Jacob Cohen	0	0	0	0	0	0	0	0	0

There are no outstanding equity awards at year-end.

Compensation of Directors

The board has not implemented a plan to award options to any directors. There is no contractual arrangement with our board of directors. We have no director's service contracts.  The directors listed below have earned no compensation as of the date of this registration statement.

Director’s Compensation Table
	Fees
	Earned				Nonqualified
	Or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Bryan Scott	2009	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0
Brian Hart	2009	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0
Janine Frieh	2009	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of June 30, 2010, we have 2,316,139,170 shares of common stock issued and outstanding.

The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known to be the beneficial owner of more than 5% of our common stock; (ii) each director and executive officer and (iii) all executive officers and directors as a group.  Each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned.   Also included are the shares held by all executive officers and directors as a group.

		AMOUNT OF
TITLE	NAME AND ADDRESS OF	BENEFICIAL	PERCENT OF
OF CLASS	BENEFICIAL OWNER	OWNERSHIP	CLASS

Common	Bryan A. Scott(1)	500,000	0.02%

Common	Janine Frieh(2)	15,500,000	0.67%

Common	Brian Hart(3)	500,000	0.02%

Common	Jacob Cohen(4)	91,500,000	3.95%

Common	Metiscan Holdings, Inc.	1,500,000,000	64.76%

Series C Preferred	Metiscan Holdings, Inc.	750,000	100%

Notes:
(1) Bridgepoint Partners, LLC is the Beneficial Owner
(2) Tristone Solutions Group, LLC is the Beneficial Owner
(3) Janine Frieh, CPA is the Beneficial Owner
(4) Cohen Enterprises, Inc. is the Beneficial Owner

Officers and Directors

We are currently authorized to issue 5,000,000,000 shares of common stock, and as of June 30, 2010 there were 2,316,139,170 shares of common stock issued and outstanding.  We are currently authorized to issue 10,000,000 shares of preferred stock.  As of June 30, 2010 we have issued 900,000 shares of “Series C Preferred Stock” to Metiscan Holdings, Inc. (“Holdings”).  Holdings has converted 150,000 shares of the Series C Preferred Stock into 1,500,000,000 shares of our common stock (which is included in the 2,316,139,170 shares of common stock issued and outstanding).  The remaining 750,000 shares of Series C Preferred Stock owned by Holdings have voting rights equal to 7,500,000,000 shares of our common stock.  The Series C Preferred Stock can be converted at any time into the then-available authorized but unissued shares of our common stock.  At the present time, we have available 2,683,860,830 authorized but unissued shares of our common stock.  At any time after our Certificate of Incorporation is amended to increase our authorized shares of common stock, the remaining shares of Series C Preferred Stock owned by Holdings can be converted into a total of 7,500,000,000 additional shares of common stock.  Holdings currently has the same voting rights as if all of the Series C Preferred Stock had been converted into common stock.  Accordingly, Holdings has the same voting rights whether or not the Series C Preferred Stock in converted into common stock.

Our President, Chief Executive Officer and one of our directors, Bryan A. Scott, is also the President, Chief Executive Officer and sole director of Holdings.  Additionally, Brian Hart, our Chief Operating Officer and one of our directors is also the Chief Operating Officer and director of Holdings along with Janine Frieh, our Chief Financial Officer and one of our directors is also the Chief Financial Officer and director of Holdings.  A trust for the benefit of Mr. Scott (the “Trust”) owns 88% of Holdings.  The Trust has two trustees: Bryan A. Scott as the “Family Trustee” and Mandy Adams, who is an unrelated third party as the “Independent Trustee”.  Bryan A. Scott is also designated as the “primary beneficiary” of the Trust.  As of June 30, 2010, through Holdings, the trustees of the Trust have the right to vote 91.69% of our voting securities based upon the number of shares of common stock issued and outstanding as of June 30, 2010.  Thus, the trustees of the Trust in effect control our Board of Directors because Holdings has the power to vote its shares to remove any director from our Board of Directors and replace him or her with someone chosen by the Trustees of the Trust.

The only way in which Holdings would cease to control a majority of our voting securities is if our Certificate of Incorporation is amended to increase our authorized shares of common stock, and a sufficient number of shares are issued to third-party stockholders to reduce the shares owned by Holdings to less than a majority.  Because the trustees of the Trust have the right currently to vote 91.69% of our voting securities, the trustees of the Trust must approve an increase of our authorized shares and sales of new securities in order to reduce the percentage of issued and outstanding shares owned by Holdings to less than a majority.

There are no contracts or other arrangements which could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflicts of Interest

No binding guidelines or procedures for resolving potential conflicts of interest have been adopted by us.  Failure by management to resolve conflicts of interest in our favor could result in management becoming liable to us.

Other than as described above, there have been no transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

CORPORATE GOVERNANCE

We are currently authorized to issue 5,000,000,000 shares of common stock, and as of June 30, 2010 there were 2,316,139,170 shares of common stock issued and outstanding.  We are currently authorized to issue 10,000,000 shares of preferred stock.  As of June 30, 2010 we have issued 900,000 shares of “Series C Preferred Stock” to Metiscan Holdings, Inc. (“Holdings”).  Holdings has converted 150,000 shares of the Series C Preferred Stock into 1,500,000,000 shares of our common stock (which is included in the 2,316,139,170 shares of common stock issued and outstanding).  The remaining 750,000 shares of Series C Preferred Stock owned by Holdings have voting rights equal to 7,500,000,000 shares of our common stock.  The Series C Preferred Stock can be converted at any time into the then-available authorized but unissued shares of our common stock.  At the present time, we have available 2,683,860,830 authorized but unissued shares of our common stock.  At any time after our Certificate of Incorporation is amended to increase our authorized shares of common stock, the remaining shares of Series C Preferred Stock owned by Holdings can be converted into a total of 7,500,000,000 additional shares of common stock.  Holdings currently has the same voting rights as if all of the Series C Preferred Stock had been converted into common stock.  Accordingly, Holdings has the same voting rights whether or not the Series C Preferred Stock in converted into common stock.

Our President, Chief Executive Officer and one of our directors, Bryan A. Scott, is also the President, Chief Executive Officer and sole director of Holdings.  Additionally, Brian Hart, our Chief Operating Officer and one of our directors is also the Chief Operating Officer and director of Holdings along with Janine Frieh, our Chief Financial Officer and one of our directors is also the Chief Financial Officer and director of HoldingsA trust for the benefit of Mr. Scott (the “Trust”) owns 88% of Holdings.  The Trust has two trustees: Bryan A. Scott as the “Family Trustee” and Mandy Adams, who is an unrelated third party as the “Independent Trustee”.  Bryan A. Scott is also designated as the “primary beneficiary” of the Trust.  As of June 30, 2010, through Holdings, the trustees of the Trust have the right to vote 91.69% of our voting securities based upon the number of shares of common stock issued and outstanding as of June 30, 2010.  Thus, the trustees of the Trust in effect control our Board of Directors because Holdings has the power to vote its shares to remove any director from our Board of Directors and replace him or her with someone chosen by the Trustees of the Trust.

The only way in which Holdings would cease to control a majority of our voting securities is if our Certificate of Incorporation is amended to increase our authorized shares of common stock, and a sufficient number of shares are issued to third-party stockholders to reduce the shares owned by Holdings to less than a majority.  Because the trustees of the Trust have the right currently to vote 91.69% of our voting securities, the trustees of the Trust must approve an increase of our authorized shares and sales of new securities in order to reduce the percentage of issued and outstanding shares owned by Holdings to less than a majority.

This voting concentration may also have the effect of delaying or preventing a change in our management or control or otherwise discourage potential acquirers from attempting to gain control of us.  If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition.

Director Independence

Using the definition of director independence set forth in NASDAQ Marketplace Rule 4200(a)(15):

Bryan A. Scott	Not Independent.
Brian Hart	Not Independent.
Janine Frieh	Not Independent.

We did not hold any meetings of our Board of Directors during the last fiscal year, but took actions by written consent in lieu of meetings.  Our policy with respect to director attendance at the annual stockholder meeting is that directors are encouraged, but not required, to attend stockholder meetings.  We have not yet held any stockholder meetings.

Our Board of Directors acts as the Nominating Committee, Audit Committee, and Compensation Committee; there are no separate committees fulfilling those roles.

The Board of Directors believes that it would be a poor use of resources to organize separate committees for those functions, because our directors have a thorough knowledge of the Company’s business and affairs and are able to perform those functions effectively.

All directors participate in the nomination of directors.

All directors participate in the consideration of director and executive officer compensation.

Our board of directors has determined that Janine Frieh is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.  Ms. Frieh is not “independent” within the meaning of Item 407(d)(5)(i)(B) of Regulation S-K promulgated by the SEC.

Any stockholder may contact any board member by sending mail to the company’s address.

DISCLOSURE OF COMMISSION POSITION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Except for certain brokerage commissions and discounts which if incurred will be paid by the selling stockholders, we will pay all costs and expenses in connection with this offering, including, but not limited to, all expenses related to the costs of preparing, reproducing or printing this registration statement, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $51,034.05.*  This includes:

Attorney fees	$35,000.00
CPA fees	15,000.00
SEC filing fee	34.05
Material fees (postage, copies)	1,000.00
Total*	$51,034.05

* Note: All fees are estimated.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, as the result of an action or proceeding in which they may be involved by reason of being or having been one of our directors or officers (or, at our request, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith.  The Board of Directors may determine, in its sole and absolute discretion, to obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of our directors to refrain from self-dealing with respect to us, improperly competing with us or usurping company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself.  The foregoing also do not and will not affect any director’s liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

On January 1, 2009, we authorized the issuance of 4,050,000 shares of our common stock, as a bonus to our employees or entities designated by our employees and/or consultants as follows:

Issuance Date	Number of Shares	Class	Name	Consideration
2/4/2009	500,000	Common	Bridgepoint Partners, LLC	Services	Restricted
2/4/2009	500,000	Common	Tristone Solutions Group Inc	Services	Restricted
2/4/2009	500,000	Common	Janine Frieh	Services	Restricted
2/4/2009	500,000	Common	Cohen Enterprises Inc	Services	Restricted
2/4/2009	250,000	Common	Tina Ngo	Services	Restricted
2/4/2009	500,000	Common	Iain Shigeoka	Services	Restricted
2/4/2009	250,000	Common	Chris Terry	Services	Restricted
2/4/2009	250,000	Common	Steve Krim	Services	Restricted
2/4/2009	200,000	Common	Daniel Spencer	Services	Restricted
2/4/2009	200,000	Common	Dora Guiterrez	Services	Restricted
2/4/2009	200,000	Common	Nanette Johnson	Services	Restricted
2/4/2009	200,000	Common	Garth James	Services	Restricted

The shares had a fair market value of $8,100.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On February 1, 2009, our subsidiary FirstView added Mary Glover to its Board of Directors and agreed to issue 1,000,000 shares of our common stock as compensation for a 1-year appointment. The shares had a fair market value of $2,000 and were issued on July 15, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On February 4, 2009 we authorized the creation of 48 shares of “Series A Preferred Stock” and 72 shares of “Series B Preferred Stock”, which were then issued to Garth James.  The Series A Preferred Stock and the Series B Preferred Stock were authorized to be issued pursuant to the Acquisition Agreement between us and Metiscan Holdings, Inc. (“Holdings”).  The Series A Preferred Stock and the Series B Preferred Stock each has a par value of $0.0001. The face value of each share of Series A Preferred Stock is $8,333.33, which in the aggregate equals $400,000.00.  The face value of each share of Series B Preferred Stock is $15,972.22, which in the aggregate equals $1,150,000.00.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On March 3, 2009 we received a Put notice from James Lembeck pursuant to a stock purchase agreement with us dated August 20, 2008. The Put of $47,700 was satisfied with an initial payment of $2,700 and a Promissory Note in favor of Mr. Lembeck, dated March 16, 2009, for the balance of $45,000.  The promissory note was paid in 11 equal monthly payments of $4,340 and had an interest rate of 12% per annum.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On March 3, 2009 we received a Put notice from PFSI FBO James Lembeck Roth IRA pursuant to a stock purchase agreement with us dated August 20, 2008. The Put of $53,000 was satisfied with an initial payment of $3,000 and a Promissory Note in favor of Mr. Lembeck’s retirement account, dated March 16, 2009, for the balance of $50,000.  The promissory note was paid in 11 equal monthly payments of $4,822 and had an interest rate of 12% per annum.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On March 27, 2009 we authorized the issuance of 3,500,000 shares of our common stock, as a bonus to Shoreline’s employees as follows:

4/3/2009	250,000	Common	Melissa Conville	Services	Restricted
4/3/2009	150,000	Common	Jamie Lord	Services	Restricted
4/3/2009	250,000	Common	Jane Moyer	Services	Restricted
4/3/2009	150,000	Common	Rachel Pellish	Services	Restricted
4/3/2009	200,000	Common	Jill Slish	Services	Restricted
4/3/2009	500,000	Common	Shelley Tomey	Services	Restricted
4/3/2009	2,000,000	Common	Raymond Isaac	Services	Restricted

The shares had a fair market value of $7,000.  We believe the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On April 3, 2009, we issued 12,250,000 shares of its common stock in payment of $25,000 of principal due to Ramon Perales. The shares were issued pursuant to a legal proceeding commenced against our subsidiary for defaulting upon payment of said $25,000. Management believes that the 12,250,000 shares issued had a fair market value of approximately $40,000 at the time of issuance.  The parties verbally agreed that the difference between the value of the stock ($40,000) and the amount of the claim ($25,000) was an additional payment made by us to Ramon Perales in consideration for accepting payment in stock rather than cash.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On May 7, 2009 we authorized the creation of 900,000 shares of “Series C Preferred Stock”. The Series C Preferred Stock has a par value of $0.0001.  On June 5, 2009, we issued 900,000 shares of its Series C Preferred Stock to Holdings in exchange for 100% of the issued and outstanding shares of Corpus and a majority ownership of SOMRI.  The Red Oak Trust, whose primary beneficiary is our President and Chief Executive Officer, Bryan A. Scott, owns 88% of Holdings.  Holdings has the right to convert each share of the Series C Preferred Stock into 10,000 shares of the Corporation’s common stock at any time in Holdings’ sole and absolute discretion.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.  The conversion of all 900,000 shares of Series C Preferred Stock would result in Holdings owning 9,000,000,000 shares of our common stock, which would represent 91.69% of our issued and outstanding common stock.

On May 27, 2009, we completed a sale of 5,800,000 shares of its common stock to Mazuma Holdings Corp. in consideration for $25,000 pursuant to a Regulation 504 offering.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

We entered into an agreement dated June 26, 2009 (the “Account Management Agreement”) with Copperbottom Investments, Ltd., Absentia Holdings, Ltd., Orange Investments, Ltd., Agri-Technologies International, Ltd. and Britannia Securities International, Ltd. as the investors (the “Investors”) and Elco Securities, Ltd. as the manager of the transaction (the “Intermediary”), which may provide us with up to $7,955,795 (the “Funds”), which is set forth on our balance sheet as of June 30, 2010 as “cash, restricted”.  The following are the terms and conditions of the Account Management Agreement:

1.
The Funds are being held in an account in the name of Metiscan, Inc. which is controlled by the Intermediary.  Before any of the Funds are released to us, 525,085,751 shares of our common stock issuable upon the exercise of an aggregate of 14 warrants being held by the Intermediary on behalf of the Investors pursuant to the Account Management Agreement must be free trading.

2.
There are 24 milestones, or “Breakouts”.  The first Breakout requires that the average bid price of our common stock shall be $0.0120 per share, and that the average daily volume shall be 10,653,587 shares.  The average bid price requirement for each Breakout increases, so that the 24th Breakout requires that the average bid price be $0.0311 per share, and that the average daily volume be 2,752,527 shares.  Upon reaching each breakout, we shall receive a sum of cash ranging from $110,752 to $405,085.  The Intermediary shall track the average closing bid price of our common stock (the "Bid") and average daily volume of trading of our common stock (the "Volume") for each trading day within a specified 30 calendar day period.

3.	Certain fees and expenses shall be deducted from the Breakout payments before being delivered to us.

In addition to the foregoing conditions, upon the release of the Funds to us there are numerous conditions upon our operations and upon our use of the Funds after we receive the Funds, unless we receive approval from the Investors to forgo any, or all, of the following conditions:

1.	We are not permitted to consolidate our common shares without the agreement of the Investors until after the earlier of (i) June 26, 2013 or (ii) after the exercise of certain warrants.

2.
We must make available to the public adequate current information about us within the meaning of Rule 144(c), which was promulgated by the Securities and Exchange Commission pursuant to §4(1) of the Securities Act of 1933, as amended.

3.	We must be publicly traded on an exchange suitable to the Investors.

4.
We are restricted from consolidating our common stock, and restricted from selling, merging or spinning-off more than 5% of our underlying assets for a period of one year following the “completion of capital placement” by the Investors.

5.	We may not utilize any funds we receive for any of the following:

A.	Leasing vehicles for management,

B.
Legal or general and administrative expenses not related to filing all required reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended,, such as registration, SEC compliance and listing requirement,

C.	Repayment of management or shareholder loans except as to be approved by the Investors,

D.	Past due salaries,

E.	Settlement of legal liabilities or

F.	Severance packages.

On August 11, 2009, with respect to the Account Management Agreement discussed above, we executed a Unit Subscription Agreement with the following five (5) private equity investors (the “Investors”): Copperbottom Investments, Ltd., Absentia Holdings, Ltd., Orange Investments, Ltd., Agri-Technologies International, Ltd. and Britannia Securities International, Ltd.  Each of the Investors agreed to acquire 100,000 shares of our Series D Preferred Stock.  Each Investor invested one million four hundred fifty four thousand seven hundred and sixty five dollars ($1,454,765), for a total of seven million two hundred and seventy three thousand eight hundred and twenty three dollars ($7,273,823).  The release of all monies from the sale of the 500,000 shares of Series D Preferred Stock are subject to a number of conditions, including, but not limited to, registration of the underlying common stock with the SEC and the terms and conditions of the Account Management Agreement.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On June 29, 2009, Steve Krim, FirstView’s President as of that date, was granted a stock bonus of 2,000,000 shares of our common stock.  The shares had a fair market value of $4,000.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On July 1, 2009, Corpus executed a Debt Settlement Agreement with San Antonio ESOP pursuant to which we agreed to issue the creditor 9,363,450 shares of our common stock as full and complete payment of the $456,000 owed to the creditor.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On July 1, 2009, Corpus executed a Debt Settlement Agreement with San Antonio ESOP pursuant to which we agreed to issue the creditor 636,550 shares of our common stock as full and complete payment of the $31,000 owed to the creditor.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On July 15, 2009, our Board of Directors, upon the consent of the stockholders owning a majority of the shares then issued and outstanding, approved a resolution to amend our Articles of Incorporation to increase the number of authorized shares to five billion (5,000,000,000) shares of common stock, par value $.0001 per share, and ten million (10,000,000) shares of preferred stock, par value $.0001 per share.

On July 15, 2009, Holdings notified us that it wished to convert 150,000 shares of “Series C Preferred Stock”.  Each share of the Series C Preferred Stock converted into 10,000 shares of our common stock.  Thus, upon conversion, which took place on July 23, 2009, Holdings received one billion five hundred million (1,500,000,000) shares of our common stock.

On July 21, 2009, we amended our Certificate of Incorporation to increase the number of authorized shares to five billion ten million (5,010,000,000) shares, of which five billion (5,000,000,000) shares are common stock, par value of $.0001 per share, and ten million (10,000,000) shares are preferred stock, par value $.0001 per share.

On July 28, 2009, we issued 50,000,000 shares of our common stock in payment of $84,241 due to Ramon Perales for the settlement of $53,333.19 for aged debt from March 28, 2006.  The shares were issued pursuant to a legal proceeding commenced against our subsidiary for defaulting upon payment of said $84,241.  Management believes that the 50,000,000 shares had a fair market value of approximately $170,000 at the time of issuance.  The parties verbally agreed that the difference between the value of the stock ($170,000) and the amount of the claim ($84,241) was an additional payment made by us to Ramon Perales in consideration for accepting payment in stock rather than cash.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 10, 2009, we sold 163,201,415 shares of our common stock in consideration of $783,597 pursuant to a Regulation 504 offering to an accredited Texas investor who transferred such shares to third parties.  The release of the funds is subject to the terms and conditions of an Account Management Agreement.  There are numerous conditions upon our use of said funds after we receive them, unless we receive approval from the investors who are parties to the Account Management Agreement (the “Investors”) to forgo a restriction.  These conditions include, but are not limited to, the following:

1.	We are not permitted to consolidate our common shares without the agreement of the Investors until after the earlier of (i) June 26, 2013 or (ii) after the exercise of certain warrants.

2.
We must make available to the public adequate current information about us within the meaning of Rule 144(c), which was promulgated by the Securities and Exchange Commission pursuant to §4(1) of the Securities Act of 1933, as amended.

3.	We must be publicly traded on an exchange suitable to the Investors.

4.
We are restricted from consolidating our common stock, and restricted from selling, merging or spinning-off more than 5% of our underlying assets for a period of one year following the “completion of capital placement” by the Investors.  The meaning of “completion of capital placement” is not clear.  Accordingly, it is not clear if this event has taken place or when this event will have taken place.

5.	We may not utilize any funds we receive for any of the following:

A.	Leasing vehicles for management,

B.
Legal or general and administrative expenses not related to filing all required reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended,, such as registration, SEC compliance and listing requirement,

C.	Repayment of management or shareholder loans except as to be approved by the Investors,

D.	Past due salaries,

E.	Settlement of legal liabilities or

F.	Severance packages.

We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 21, 2009, we authorized the creation of 500,000 shares of Series D Preferred Stock. The Series D Preferred Stock has a par value of $0.0001 and the holders of the Series D Preferred Stock have the right to convert each share of the Series D Preferred Stock into 1,168 shares of our common stock at any time in our sole and absolute discretion.

On September 14, 2009, we authorized the issuance of 833,333 shares of our common stock to Foster and Associates, Inc. in consideration for consulting services. The shares had a fair market value of $5,000 and were issued on October 2, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we authorized the issuance of 488,889 shares of our common stock to INOUT Software, LLC in consideration for consulting services. The shares had a fair market value of $2,640 and were issued on October 2, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we authorized the issuance of 1,000,000 shares of our common stock in consideration of a $5,000 investment by Steven Weiss. The common stock was purchased pursuant to a Subscription Agreement.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we sold 20,000,000 shares of our common stock in consideration of $20,000 pursuant to a Regulation 504 offering to Marc Myers.

On September 14, 2009, we authorized the issuance of 5,000,000 shares of our common stock to Equititrend Advisors, LLC in consideration for consulting services. The shares had a fair market value of $25,000 and were issued on October 2, 2009.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 14, 2009, we authorized the issuance of 9,363,450 shares of our common stock to MRI Central, Inc. in settlement of a debt agreement. The shares had a fair market value of $487,000.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On September 23, 2009, we authorized the issuance of 1,190,000 shares of our common stock to Global Ventures, LLC in consideration for consulting services. The shares had a fair market value of $5,590.  The shares have not yet been issued.  We believe that the issuance is exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it does not involve a public offering.

On October 5, 2009, the Company issued 5,000,000 shares of our common stock to Intellimatics, LLC in connection with the acquisition of intellectual property with respect to three software applications, or “applications”, for the Apple iPhone by our wholly owned subsidiary, Taptopia, Inc.  Specifically, we acquired the source code for writing said applications.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On November 9, 2009, we rescinded the sale of stock made on September 14, 2009 to Equititrend Advisors, LLC because of the failure of the investor to pay for the shares. On November 11, 2009 a settlement was agreed upon pursuant to which the investor agreed to return and cancel 15 million shares and purchase the balance, or 5 million shares, for $16,000.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On January 26, 2010, the Company authorized the issuance to James Lembeck 6,600,000 shares of common stock of the Corporation and further issued an additional 1,000,000 shares of common stock of the Corporation in consideration for converting outstanding principal and interested owed related to a Promissory Note dated March 16th, 2009.  The shares had a fair market value of $26,047.11.

On February 18, 2010, the Company sold 86,300,000 shares of its common stock in consideration of $125,000 pursuant to a Regulation 504 offering to Optima Global Financial, Inc.  On April 12, 2010, the Company rescinded the offering in its entirety.

On March 19, 2010, the Company authorized the issuance to Mintz & Fraade, P.C. of 85,000,000 shares of the Company’s common stock pursuant to a Conversion Agreement dated October 1st, 2009 for legal services rendered.  The shares had a fair market value of $179,985.80.

On May 1, 2010, the Company authorized the issuance of 28,500,000 shares of its common stock to Big Apple Equities, LLC, in consideration for $100,000 of investor relation consulting services, pursuant to Regulation 504.

On July 19, 2010 the Company authorized the issuance of 8,615,385 shares of the Company’s common stock to Michael Foster and Associates, Inc., for services rendered. The shares had a fair market value of $11,200.

On July 19, 2010 the Company authorized the issuance of 85,000,000 shares of the Company’s common stock to our Executive Vice President, Jacob Cohen, for services rendered. The shares had a fair market value of $29,750.

On August 4, 2010, we authorized the issuance of 2,750,000 shares of our common stock in consideration of a $3,300 investment by Steven Weiss. The common stock was purchased pursuant to a Subscription Agreement.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 6, 2010, we authorized the issuance of 3,500,000 shares of our common stock as compensation to Iain Shigeoka, Ph.D. and employee of Shoreline Employment Services, and the President and CEO of FirstView for services rendered. The shares had a fair market value of $1,050 and have not been issued yet.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

On August 6, 2010, we authorized the issuance of 4,000,000 shares of our common stock as compensation to Raymond Isaac and employee of Shoreline Employment Services, and the Vice President of Information Technology for FirstView for services rendered. The shares had a fair market value of $1,200 and have not been issued yet.  We believe that the issuance was exempt from registration pursuant to § 4(2) of the Securities Act of 1933, as amended, in view of the fact that it did not involve a public offering.

All purchasers represented in writing that they acquired the securities for their own accounts.  A legend was placed upon the stock certificates stating that the securities have not been registered pursuant to the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

We have not, nor has any person acting on our behalf, offered or sold any of our securities by means of any form of general solicitation or general advertising.  No services were performed by any purchaser as consideration for the shares issued.

We have never utilized an underwriter for an offering of our securities and there were no underwriting discounts or commissions involved.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement:

Exhibit	Description
3(i)	Articles of Incorporation
3(ii)	Bylaws
4	Instruments defining the rights of security holders
5	Opinion of Mintz & Fraade, P.C.*
10.1	Acquisition Agreement with Metiscan Technologies, Inc.*
10.2	Account Management Agreement (The Company shall request confidential treatment of this Exhibit pursuant to Rule 406 of Regulation C promulgated under the Securities Act of 1933)
10.3	Consulting Agreement*
21	Subsidiaries of the registrant
23	Consent of Eugene M. Egeberg
99.1	Lease for office space at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243
99.2	Lease for office space at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243
99.3	Lease for office space at 48 Tunnel Rd. Suite 102, Pottsville, Pennsylvania 17901

* To be filed by amendment.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d)of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 20, 2010.

Metiscan, Inc.

/s/ Bryan A. Scott
Bryan A. Scott, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Bryan A. Scott	President, Chief Executive Officer
Bryan A. Scott	Director	August 20, 2010

/s/ Brian Hart	Chief Operations Officer
Brian Hart	Director	August 20, 2010

/s/ Janine Frieh	Chief Financial Officer
Janine Frieh	Director	August 20, 2010

Dealer Prospectus Delivery Obligation

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX TO FINANCIAL STATEMENTS	Page
Independent Registered Public Accounting Firm’s Report	F-2
Condensed Balance Sheets
December 31, 2009 and June 30, 2010	F-3
Condensed Statements of Operations
For the Three and Six Months Ended June 30, 2010 and 2009	F-4
Condensed Statements of Shareholders’ Equity (Deficit)
For the Six Months Ended June 30, 2010	F-5
Condensed Statements of Cash Flows
For the Six Months Ended June 30, 2010 and 2009	F-7
Notes to Condensed Financial Statements	F-9

Eugene M Egeberg
Certified Public Accountant
834 South Milton Avenue
Baltimore, Maryland  21224
(410) 218-1711

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Stockholders
Metiscan, Inc.

We have audited the consolidated accompanying balance sheet of Metiscan, Inc. as of December 31, 2009 and 2008, and the related statements of operations and changes in stockholder’s deficit and cash flows for the year then ended.   These financial statements are the responsibility of the Company management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards as well as standards required by the Public Companies Accounting Oversight Board.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.    An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has restricted a significant portion of its cash and cash equivalents and also has a large accumulated deficit through December 31, 2009.   These conditions raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metiscan, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the period then ended in conformity with U.S. generally accepted accounting principles.

/s/ Eugene M Egeberg_____
Eugene M Egeberg, CPA
31 July 2010

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2010	December 31, 2009

ASSETS

CURRENT ASSETS

Cash	$138,397	$13,301
Cash, restricted	7,955,795	8,057,420
Accounts receivable	655,517	426,213
Notes receivable	21,696	1,941

TOTAL CURRENT ASSETS	8,771,405	8,498,875

PROPERTY AND EQUIPMENT, net of accumulated depreciation	2,617,220	2,685,405

PREPAID EXPENSES	22,055	18,906
OTHER ASSETS	643,063	1,210,804

TOTAL ASSETS	$12,053,693	$12,413,990

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$2,321,578	2,666,630
Notes payable, current portion	2,129,351	2,029,736
Security deposit	8,016	8,016

TOTAL CURRENT LIABILITIES	4,458,945	4,704,382

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, par value $0.0001 per share
Authorized – 10,000,000 shares
Issued and outstanding – 750,000 shares series “C”	75	75
Issued and outstanding – 500,000 shares series “D”	50	50
Issued and outstanding – 56 shares series “E”	-	-
Issued and outstanding – 68 shares series “F”	-	-
Common stock, par value $0.0001 per share
Authorized – 5,000,000,000 shares
Issued and outstanding – 2,316,139,170 and 2,239,339,170, respectively	229,784	223.934
Additional paid-in capital	9,135,503	9,047,353
Accumulated deficit	(1,770,664)	(1,561,804)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	7,594,748	7,709,608

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,053,693	$12,413,990

The accompanying notes are an integral part of the financial statements

METISCAN, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

REVENUES	$514,862	$349,423	$1,413,490	$1,219,379

COST OF REVENUES	140,333	181,066	292,919	281,214

GROSS PROFIT	374,529	168,357	1,120,571	938,165

EXPENSES
Selling, general and administrative	470,979	346,200	936,107	1,196,921

TOTAL EXPENSES	470,979	346,200	936,107	1,196,921

INCOME (LOSS) FROM OPERATIONS	(96,450)	(177,843)	184,464	(258,756)

OTHER INCOME (EXPENSE)
Interest income	30	-	71	-
Gain (loss) on settlement of debt, net	(28,333)	309,455	(375,126)	319,487
Interest expense	(9,636)	(71,104)	(18,270)	(122,027)

TOTAL OTHER INCOME (EXPENSE)	(37,939)	238,341	(393,325)	197,460

INCOME (LOSS) BEFORE INCOME TAXES	(134,389)	60,498	(208,861)	(61,296)

Income tax expense	-	(150)	-	65,238

NET INCOME (LOSS)	$(134,389)	$60,348	(208,861)	(126,534)

NET (LOSS) PER COMMON SHARE

Basic and diluted	$(0.00)	$0.00	0.00	(0.00)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING

Basic and diluted	2,306,639,170	254,653,600	2,281,039,170	254,653,600

The accompanying notes are an integral part of the financial statements

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

	Preferred Series “A”		Preferred Series “B”		Preferred Series “C”		Preferred Series “D”		Preferred Series “E”
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance December 31, 2009	48	$-	72	$-	750,000	$75	500,000	$50	-	$-

Conversion and redemption of shares	(48)	-	(72)	-	-	-	-	-	56	-

Common stock issued for services	-	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	-

Balance, June 30th, 2010	-	$-	0	$-	750,000	$75	500,000	$50	56	$-

The accompanying notes are an integral part of the financial statements

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

	Preferred Series “F”		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance December 31, 2009	-	$-	2,239,339,170	$223,934	$9,047,353	$(1,561,804)	$7,709,608

Conversion and redemption of shares	-68	-	30,000,000	3,000	(9,000)	-	(6,000	)-

Common stock issued for services			28,500,000	2,850	97,150	-	100,000

Net loss	-	-	-	-	-	(208,861)	(208,861)

Balance, June 30, 2010	68	$-	2,297,839,170	$229,784	$9,135,503	$(1,770,664)	$7,594,748

The accompanying notes are an integral part of the financial statements

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(208,861)	$(126,534)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Common stock issued for services	-	17,100
Gain (loss) on settlement of debt	375,126	15,000
Depreciation expense	88,570	175,393
Changes in operating assets and liabilities:
Accounts receivable	(229,304)	124,151
Prepaid expenses	(3,099)	14,833
Accounts payable and accrued liabilities	(345,053)	594,740
Notes receivable	(19,755)	-
Other assets	192,615	1,246
NET CASH PROVIDED BY OPERATING ACTIVITIES	(149,759)	815,929

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(20,385)	(57,311)
NET CASH USED BY INVESTING ACTIVITIES	(20,385)	(57,311)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from cash held in escrow	101,625	-
Proceeds from (repayments of) notes payable	99,615	(301,793)
Proceeds from (repayments of) notes payable, shareholder	-	(266,599)
Proceeds from common stock	94,000
Cancellation of common stock subscription	-	(100,700)
NET CASH USED BY FINANCING ACTIVITIES	295,240	(669,092)

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	125,096	89,526

CASH AND CASH EQUIVALENTS
AT THE BEGINNING OF THE PERIOD	13,301	21,701

CASH AND CASH EQUIVALENTS
AT THE END OF THE PERIOD	$138,397	$111,227

The accompanying notes are an integral part of the financial statements

METISCAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	2010	2009

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION

Interest paid	$18,271	$47,465
Taxes paid	$11,400	$65,238

The accompanying notes are an integral part of the financial statements

METISCAN, INC. AND SUBSIDIARIES
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

NOTE 1                                ORGANIZATION AND BASIS OF PRESENTATION

Description of Business

Metiscan, Inc. (“we”, “us” or “our”) was originally incorporated on February 27, 1997 pursuant to the laws of the State of Florida, using the name OSCM-One Stop.com, Inc.  On September 25, 2008, pursuant to the consent of the Stockholders and the Board of Directors, we merged into a newly formed wholly-owned subsidiary which had been incorporated pursuant to the laws of the State of Delaware on September 9, 2008, called “Metiscan, Inc.”  We were the surviving entity in such transaction.

During 1999, we provided internet and communication technologies.

On August 8, 2008, we acquired Metiscan Technologies, Inc. (Technologies) in a stock-for-stock transaction. As a result, Technologies became our wholly owned subsidiary. Pursuant to the acquisition agreement, (the “Agreement”), we issued a total of 157,000,000 shares of our common stock in exchange for 100% of the issued and outstanding shares of Technologies. The Agreement provided for 32,000,000 shares to be issued upon closing and 125,000,000 to be issued as soon as possible after we filed an amendment to increase our authorized shares, which we did on August 15, 2008. On August 8, 2008, the 32,000,000 shares were issued. On August 21, 2008, the 125,000,000 shares were issued.

For accounting purposes, the transaction described in the preceding paragraph has been accounted for as a reverse merger, since the stockholders of Technologies own a majority of our issued and outstanding shares of common stock, and the directors and executive officers of Technologies became our directors and executive officers. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of Technologies acquired a majority of the issued and outstanding shares of the Company. The financial statements of the Company are not significant; therefore, no pro forma financial information is submitted. Thus, the historical financial statements are those of Technologies.

On November 13, 2008, we formed Taptopia, Inc., a wholly owned subsidiary that provides technology utilizing Smartphones to event organizers, convention centers, and their related vendors

On November 13, 2008, we formed Shoreline Employment Services, Inc., an employment services company which provides part-time, full time, and contract employees.

On December 31, 2008, we completed the acquisition of two diagnostic imaging facilities, Schuylkill Open MRI, Inc. (SOMRI) located in Pottsville, Pennsylvania and Metiscan-CC, Inc. (Corpus), located in Corpus Christi, Texas in stock-for-stock transactions. As a result, Corpus became our wholly owned subsidiary and SOMRI became our majority-owned subsidiary. Pursuant to the same Agreement the Company agreed to issue a total of 9,000,000,000 shares (the “Imaging Shares”) of its common stock in exchange for 100% of the issued and outstanding shares of Corpus and a majority ownership of SOMRI. Pursuant to an ancillary letter agreement dated December 31, 2008, Metiscan agreed to issue the Imaging Shares on or before March 31, 2009. The Imaging Shares were issued as 900,000 shares of Series “C” Preferred Stock on May 7, 2009, which is convertible into 9,000,000,000 shares of the Company’s common stock.

For accounting purposes, the transaction described in the preceding paragraph has also been accounted for as a reverse merger, since the stockholders of SOMRI and Corpus were issued Series “C” Preferred Stock which, upon conversion into common stock, would represent a majority of our issued and outstanding shares of common stock, and the directors and executive officers of SOMRI and Corpus became our directors and executive officers. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method because after the acquisition, the former stockholders of SOMRI and Corpus acquired a majority of our outstanding shares.

On February 26, 2009 Technologies merged into Corpus pursuant to the consent of the Stockholders and the Board of Directors of each of the respective companies.  Corpus was the surviving entity in such transaction.

On June 24, 2009, we announced that we had determined to become a holding company focused upon growing our organization by making key acquisitions of companies which focus on developing new technologies.

On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code. We have written off the assets and liabilities of Corpus and described the operating results from Corpus in this registration statement as discontinued operations.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to the Operating Agreement, each of Taptopia and ConvExx own a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.

The historical financial information presented in this report is that of the Company, FirstView, SOMRI, Shoreline and Taptopia. The historical financial information has been restated to reflect the discontinued operations of Corpus.

As of June 30, 2010, we operated the following subsidiaries:

• FirstView EHR, Inc. (FirstView) – FirstView is our wholly owned subsidiary which provides healthcare information technology (“Healthcare IT”) services for diagnostic imaging facilities, including, but not limited to, web-based electronic healthcare records (EHR), long-term archiving and professional “Healthcare IT” services.

Since 2001 and through its predecessor, FirstView has been providing Software-as-a-Service (SaaS) to its imaging center clients. FirstView helps its clients manage, distribute, interpret and archive digital images efficiently and cost effectively. SaaS, sometimes referred to as “software on demand”, is software which is utilized by clients over the internet and/or is deployed to run behind a firewall on a local area network or personal computer.  With SaaS, a provider licenses an application to customers as a service on demand, either based upon a subscription or on a “pay-as-you-go” basis.  FirstView’s primary product is a web-based radiology information system which interfaces a Radiology Information System (RIS), Teleradiology and a PACS (Picture Archiving and Communication System) for its clients. FirstView also provides information management and IT operations support for diagnostic imaging facilities. FirstView adheres to HL7 and DICOM standards. FirstView was formerly known as Metiscan Managed Services, Inc.

• Schuylkill Open MRI, Inc. (SOMRI) – We own a majority of SOMRI.  A minority of the issued and outstanding shares of SOMRI are owned by a Pennsylvania physician, a former officer of SOMRI and a former consultant of SOMRI.  SOMRI is an independent diagnostic testing facility (IDTF) located in Pottsville, Pennsylvania providing Magnetic Resonance Imaging (MRI) services and which is unaffiliated with any hospital or medical group. SOMRI officially opened for business and began its operations in March, 2003 as an outpatient open MRI facility. SOMRI currently performs exams on the Siemens Concerto OPEN MRI System utilizing Siemens’ Syngo software. In 2008, Schuylkill also added the Siemens Magnetom Vision 1.5T high field closed magnet to its facility. Having both the Siemens Concerto OPEN MRI System and the Siemens Magnetom Vision 1.5T high field closed magnet gives SOMRI flexibility in the studies it can conduct. SOMRI uses FirstView’s Healthcare IT support to host and manage its RIS and PACS systems.  SOMRI offers same day, evening and Saturday appointments to accommodate emergency and non-emergency patient’s schedule needs.

SOMRI participates in most major insurance plans. SOMRI also accepts Medicare, Medicaid, Worker’s Compensation claims, Personal Injury Protection (PIP) and Letters of Protection (LOPs) for participating personal injury attorneys in the area. SOMRI is accredited by the American College of Radiology (ACR).

• Shoreline Employment Services, Inc. (Shoreline) – Shoreline is an employment services company which provides part-time, full time, and contract employees, and provides other human resource related services such as employee benefits and retirement plans such as 401ks to us, our subsidiaries and two third parties on an as-needed basis. Shoreline is our wholly owned subsidiary.

• Taptopia, Inc. (Taptopia) – Taptopia is our wholly owned subsidiary which provides technology utilizing Smartphone software to event organizers, convention centers, and their related vendors. Taptopia’s cornerstone product the Digital Show Guide™ (DSG) which was launched in December of 2009, enables attendees and exhibitors to easily navigate event schedules and exhibitor information from their Apple iPhones™, iPod touches™ and iPads™.  Users have the ability to take notes about events or exhibitors directly within the software application, send their contact information and notes immediately to their contacts, utilize pre-event planning tools and stay current with real-time announcements.  The DSG replaces traditional paper show guides and provides event organizers the ability to make last minute changes and additions to the DSG electronically.

Taptopia has filled a design patent application and a trademark application with the United States Patent and Trademark Office (USPTO) to legally protect Taptopia's Digital Show Guide(TM) product.  The design patent application protects the graphical user interface (GUI) and its interactive design elements related to Taptopia's interactive digital maps. The trademark application protects the mobile software product's trade name -- Digital Show Guide(TM). Taptopia is also working on other Smartphone software technologies that may be utilized by event organizers, convention centers, and their related vendors.

On February 11, 2010, Taptopia entered into a joint venture with ConvExx, LLC to form Appcon, LLC (Appcon), which was formed under the laws of the State of Nevada. Pursuant to Appcon’s Operating Agreement, each of Taptopia and ConvExx hold a 50% interest in Appcon, which was created to function as a trade show organizer for mobile application trade shows to be held in the future.  The trade show which Appcon was to organize initially was postponed due to insufficient registrations by trade show participants.

Basis of Presentation

In connection with preparation of the consolidated condensed financial statements and in accordance with the recently issued Statement of Financial Accounting Standards No. 165 “Subsequent Events” (SFAS 165), the Company evaluated subsequent events after the balance sheet date through the issuance date of these financial statements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  The Company has incurred net loss during the six months ended June 30, 2010 and has a working capital deficit of $3,643,335.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

Management plans to take the following steps in order to grow Metiscan;

•	Continue to reduce operating expenses by eliminating inefficiencies in our operations;

•	Procure capital equipment necessary to maintain a market advantage for our products and services offered;

•	Evaluate further upgrades of FirstView IT infrastructure and licensed software, and improve service at our freestanding diagnostic imaging centers;

•	Develop mobile software solutions for the convention, meeting and trade show industries;

•	Raise additional working capital through the sale of the Company’s common stock and convertible debt; and

•	Develop and acquire new technologies and operating ventures that add value to the overall entity.

Revenue Recognition

The Company uses the accrual method of accounting. Sales are recognized when service is provided.

Depreciation and Amortization

The Company depreciates its property and equipment using the straight-line method with estimated useful lives from five to thirty-nine years.  For federal income tax purposes, depreciation is computed using an accelerated method.

Income Taxes

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities.  These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations.  The Company’s actual results could vary materially from management’s estimates and assumptions.

Disclosure About Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at June 30, 2010 as defined in FASB 107 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.  Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Basic and Diluted Income (Loss) per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of June 30, 2010 and 2009, the Company had no potentially dilutive shares.

Recent Accounting Pronouncements

There are no current accounting pronouncements that affect the Company.

NOTE 2                      ACCOUNTS PAYABLE AND ACCRUED LIABILITY

Approximately $1,500,000 of the $2,321,578 accounts payable and accrued liabilities are attributed to discounted operations and the corresponding chapter 7 bankruptcy proceedings for Metiscan-CC, Inc.

NOTE 3                       CANCELLATION OF SERIES A & SERIES B PREFERRED STOCK

On February 5, 2010, the Company cancelled its Series A and Series B Preferred class of stock (“A and B Preferred Shares”) and created a Series E and Series F Preferred class of stock (“E and F Preferred Shares”). The cancellation of the A and B Preferred Shares and creation of the E and F Preferred Shares was pursuant to the settlement agreement reached with Garth James whereas Mr. James was issued sixty (60) shares of Series E Preferred stock and seventy-two (72) shares of Series F Preferred stock. Each month, beginning February 2010, the Company purchases one (1) share of Series E Preferred stock and one (1) share of Series F Preferred stock at the total cost of approximately $10,000.  Through June 30, 2010, the Company has purchased four (4) of each series for a total of approximately $40,000.

NOTE 4                       INVESTMENT IN LIMITED LIABILITY COMPANY

On February 11, 2010, the Company’s wholly owned subsidiary, Taptopia invested $100 in AppCon, LLC a limited liability company formed under the laws of the state of Nevada. Taptopia owns 50% of the interest and Convexx, an unrelated entity, owns the remaining 50%.  The purpose of the limited liability company is to function as a trade show organizer for mobile application trade shows to be held in the future.

NOTE 5                      LOSS ON SETTLEMENT OF DEBT

During the three months and six months ended June 30, 2010, we experienced a net loss on the settlement of debt in the amount of $28,333 and $375,126, respectively. This loss on the settlement of debt was mainly attributed to the write off of $356,900 of notes receivable by our subsidiary, Schuylkill, due to the determination that these funds were not collectible.

NOTE 6                      LEGAL PROCEEDINGS

On October 20, 2009, we filed a Demand for Arbitration (the “Demand”) with the American Arbitration Association in New York, New York against Garth James, the former owner of Corpus, Technologies, and the former majority stockholder of SOMRI. Together with the Demand, a Statement of Claim was filed pursuant to which we sought to recover damages from Mr. James based upon Breach of Contract, Fraud in the Inducement, Material Misrepresentations and Unjust Enrichment with respect to an Acquisition Agreement and the breach of an Employment Agreement. This matter was settled on February 5, 2010.  Pursuant to the settlement agreement, each party executed general releases of the other parties to the Demand, and we issued Mr. James the following: thirty-million (30,000,000) shares of common stock, sixty (60) shares of Series E Preferred stock and seventy-two (72) shares of Series F Preferred stock.

On October 29, 2009, SOMRI filed an Original Petition and Request for Disclosures with the District Court in Dallas County, Texas against MRI Central – Little Rock, Inc. (“Little Rock”) and MRI Central – Lubbock, Inc. (“Lubbock”) seeking to recover monies loaned to both Little Rock and Lubbock as evidenced by various promissory notes. The principal amount owed to SOMRI was $356,900. On March 10, 2010, SOMRI filed a Notice of Non-Suit with Prejudice, requesting that the court dismiss with prejudice all claims asserted in the lawsuit.

Mr. Jeff Brooks, a former employee of Corpus, filed a complaint alleging that on April 26, 2007, Corpus, Mr. Garth James, Corpus’s former President and current stockholder, allegedly reached a tentative oral agreement with Mr. Brooks pursuant to which Mr. Brooks would receive approximately $150,000 in compensation. During June 2007, Corpus and Mr. James rejected the alleged agreement. Mr. Brooks then attempted to validate and enforce the alleged agreement and claimed additional damages of an undetermined amount, attorney’s fees and court costs, and pre-judgment and post-judgment interest. On September 29, 2009, the State of Texas Court of Appeals ruled in favor of Corpus and determined that the alleged agreement was not enforceable

On August 21, 2008, Laurel Center Management Employee Profit Sharing Trust, (“Laurel”), the holder of a promissory note from Corpus filed suit in the District Court of Dallas County, Texas against Corpus and Mr. Garth James, Corpus’s former President and stockholder, for Breach of Contract. The suit claims that Corpus failed to make the required quarterly payment on July 1, 2008 within the 15 day grace period and thus defaulted on the promissory note.  Laurel sent Corpus notice on August 6, 2008 of its intent to accelerate the promissory note as set forth in the default provisions.  Corpus failed to pay the amount owing and Laurel sought actual damages to be determined at trial, reasonable and necessary attorney’s fees and court costs and pre-judgment and post-judgment interest at the highest lawful rates. On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code.  As of March 31, 2010, summary judgment has been granted to Laurel for the full amount of $1,011,638.44 against Corpus and Mr. Garth James; however, because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code, Laurel cannot currently collect pursuant to said judgment.  In view of the fact that we are no longer a party, we have no knowledge whether there is an ongoing proceeding.

On July 6, 2009, YPI 6688 NCX, LLC, (“Younan”), Corpus’ former landlord, filed suit in the District Court of Dallas County, Texas against Corpus for Breach of its Lease.  Corpus entered into a six (6) year Lease Agreement with Younan on October 22, 2003.  The suit states that Corpus had vacated the premises prior to the end of the lease term and failed to make payments due pursuant to the lease, thus breaching the terms of the lease.  On October 16, 2009, Corpus filed a petition for relief under Chapter 7 of the Bankruptcy Code.  On August 14, 2009, the District Court of Dallas Awarded Younan a judgment in the amount of $188,593.30; however, because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code, Younan cannot currently collect pursuant to said judgment.

Because of Corpus’ petition for relief under Chapter 7 of the Bankruptcy Code on October 16, 2009, our financial statements present the operating results from Corpus as discontinued operations.